================================================================================








                                  CREDIT AGREEMENT

                           dated as of February 12, 1998



                                       among



                          MAGELLAN HEALTH SERVICES, INC.,

               CHARTER BEHAVIORAL HEALTH SYSTEM OF NEW MEXICO, INC.,

                         MERIT BEHAVIORAL CARE CORPORATION,

                             THE LENDERS NAMED HEREIN,



                             THE CHASE MANHATTAN BANK,
                              as Administrative Agent,
                       Collateral Agent and an Issuing Bank,


                             FIRST UNION NATIONAL BANK,
                      as Syndication Agent and an Issuing Bank

                                        and

                                  CREDIT LYONNAIS,
                     as Documentation Agent and an Issuing Bank


================================================================================
                                                   [CS&M Reference No. 6700-439]

                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I Definitions

SECTION 1.01.  Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . .  2
SECTION 1.02.  Terms Generally  . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE II     The Credits

SECTION 2.01.  Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . 29
SECTION 2.02.  Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
SECTION 2.03.  Borrowing Procedure  . . . . . . . . . . . . . . . . . . . . . 31
SECTION 2.04.  Evidence of Debt; Repayment of Loans . . . . . . . . . . . . . 31
SECTION 2.05.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
SECTION 2.06.  Interest on Loans  . . . . . . . . . . . . . . . . . . . . . . 32
SECTION 2.07.  Default Interest . . . . . . . . . . . . . . . . . . . . . . . 33
SECTION 2.08.  Alternate Rate of Interest . . . . . . . . . . . . . . . . . . 33
SECTION 2.09.  Termination and Reduction of Commitments . . . . . . . . . . . 33
SECTION 2.10.  Conversion and Continuation of Borrowings  . . . . . . . . . . 34
SECTION 2.11.  Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . . 35
SECTION 2.12.  Repayment of Term Borrowings . . . . . . . . . . . . . . . . . 35
SECTION 2.13.  Mandatory Prepayments and Commitment Reductions  . . . . . . . 38
SECTION 2.14.  Reserve Requirements; Change in Circumstances  . . . . . . . . 40
SECTION 2.15.  Change in Legality . . . . . . . . . . . . . . . . . . . . . . 41
SECTION 2.16.  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . 41
SECTION 2.17.  Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . . 42
SECTION 2.18.  Sharing of Setoffs . . . . . . . . . . . . . . . . . . . . . . 42
SECTION 2.19.  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
SECTION 2.20.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
SECTION 2.21.  Assignment of Commitments Under Certain Circumstances;
                Duty To Mitigate  . . . . . . . . . . . . . . . . . . . . . . 44
SECTION 2.22.  Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . 45
SECTION 2.23.  Additional Borrowers . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE III    Representations and Warranties

SECTION 3.01.  Organization; Powers . . . . . . . . . . . . . . . . . . . . . 49
SECTION 3.02.  Authorization  . . . . . . . . . . . . . . . . . . . . . . . . 49
SECTION 3.03.  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . 49
SECTION 3.04.  Governmental Approvals . . . . . . . . . . . . . . . . . . . . 50
SECTION 3.05.  Financial Statements . . . . . . . . . . . . . . . . . . . . . 50
SECTION 3.06.  No Material Adverse Change . . . . . . . . . . . . . . . . . . 50
SECTION 3.07.  Title to Properties; Possession Under Leases . . . . . . . . . 50

                                                                  Contents, p. 2

                                                                            Page
                                                                            ----
SECTION 3.08.  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . 51
SECTION 3.09.  Litigation; Compliance with Laws . . . . . . . . . . . . . . . 51
SECTION 3.10.  Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 51
SECTION 3.11.  Federal Reserve Regulations  . . . . . . . . . . . . . . . . . 51
SECTION 3.12.  Investment Company Act; Public Utility Holding Company Act . . 51
SECTION 3.13.  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . 51
SECTION 3.14.  Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . 51
SECTION 3.15.  No Material Misstatements  . . . . . . . . . . . . . . . . . . 52
SECTION 3.16.  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 52
SECTION 3.17.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . 52
SECTION 3.18.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . 53
SECTION 3.19.  Security Documents . . . . . . . . . . . . . . . . . . . . . . 53
SECTION 3.20.  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . 53
SECTION 3.21.  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

ARTICLE IV     Conditions

SECTION 4.01.  First Credit Event . . . . . . . . . . . . . . . . . . . . . . 54
SECTION 4.02.  All Credit Events  . . . . . . . . . . . . . . . . . . . . . . 57
SECTION 4.03.  New Subsidiary Borrower Credit Event . . . . . . . . . . . . . 58

ARTICLE V      Affirmative Covenants

SECTION 5.01.  Existence; Businesses and Properties . . . . . . . . . . . . . 58
SECTION 5.02.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . 58
SECTION 5.03.  Obligations and Taxes  . . . . . . . . . . . . . . . . . . . . 59
SECTION 5.04.  Financial Statements, Reports, etc.  . . . . . . . . . . . . . 59
SECTION 5.05.  Litigation and Other Notices . . . . . . . . . . . . . . . . . 61
SECTION 5.06.  Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . 61
SECTION 5.07.  Maintaining Records; Access to Properties and Inspections  . . 61
SECTION 5.08.  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . 62
SECTION 5.09.  Compliance with Environmental Laws . . . . . . . . . . . . . . 62
SECTION 5.10.  Preparation of Environmental Reports . . . . . . . . . . . . . 62
SECTION 5.11.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . 62
SECTION 5.12.  Concentration and Disbursement Accounts  . . . . . . . . . . . 62
SECTION 5.13.  Remedies Under Franchise Agreement . . . . . . . . . . . . . . 63
SECTION 5.14.  Green Spring Conversion  . . . . . . . . . . . . . . . . . . . 63

ARTICLE VI     Negative Covenants

SECTION 6.01.  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . 63
SECTION 6.02.  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
SECTION 6.03.  Sale and Leaseback Transactions  . . . . . . . . . . . . . . . 67
SECTION 6.04.  Investments, Loans, Advances and Certain Other Transactions. . 67


                                                                  Contents, p. 3

                                                                            Page
                                                                            ----
SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions  . . 68
SECTION 6.06.  Dividends and Distributions; Restrictions on Ability of
                Subsidiaries to Pay Dividends . . . . . . . . . . . . . . . . 70
SECTION 6.07.  Transactions with Affiliates.  . . . . . . . . . . . . . . . . 71
SECTION 6.08.  Other Indebtedness and Agreements  . . . . . . . . . . . . . . 71
SECTION 6.09.  Business of the Borrowers and Subsidiaries . . . . . . . . . . 72
SECTION 6.10.  Interest Expense Coverage Ratio  . . . . . . . . . . . . . . . 72
SECTION 6.11.  Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . 72
SECTION 6.12.  Senior Debt Ratio  . . . . . . . . . . . . . . . . . . . . . . 72
SECTION 6.13.  Maintenance of Consolidated EBITDA . . . . . . . . . . . . . . 73
SECTION 6.14.  Maintenance of Consolidated Net Worth  . . . . . . . . . . . . 73
SECTION 6.15.  Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . 73
SECTION 6.16.  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . 73

ARTICLE VII    Events of Default

ARTICLE VIII   The Agents

ARTICLE IX     Miscellaneous

SECTION 9.01.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
SECTION 9.02.  Survival of Agreement . .  . . . . . . . . . . . . . . . . . . 78
SECTION 9.03.  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . 78
SECTION 9.04.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . 78
SECTION 9.05.  Expenses; Indemnity. . . . . . . . . . . . . . . . . . . . . . 80
SECTION 9.06.  Right of Setoff. . . . . . . . . . . . . . . . . . . . . . . . 81
SECTION 9.07.  APPLICABLE LAW . . . . . . . . . . . . . . . . . . . . . . . . 81
SECTION 9.08.  Waivers; Amendment . . . . . . . . . . . . . . . . . . . . . . 82
SECTION 9.09.  Interest Rate Limitation . . . . . . . . . . . . . . . . . . . 82
SECTION 9.10.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 83
SECTION 9.11.  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . 83
SECTION 9.12.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . 83
SECTION 9.13.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 83
SECTION 9.14.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
SECTION 9.15.  Jurisdiction; Consent to Service of Process. . . . . . . . . . 83
SECTION 9.16.  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 84
SECTION 9.17.  Obligations Joint and Several. . . . . . . . . . . . . . . . . 84

               EXHIBITS, ANNEX AND SCHEDULES

Exhibit A      Form of Administrative Questionnaire
Exhibit B      Form of Assignment and Acceptance
Exhibit C-1    Form of Borrowing Request
Exhibit C-2    Form of New Borrower Agreement
Exhibit C-3    Form of Subsidiary Borrower Termination
Exhibit D      Form of Collateral Assignment
Exhibit E      Form of Guarantee Agreement
Exhibit F      Form of Indemnity, Subrogation and Contribution Agreement
Exhibit G      Form of Pledge Agreement
Exhibit H      Form of Security Agreement
Exhibit I-1    Form of Opinion of King & Spalding
Exhibit I-2    Form of Opinion of Foreign Counsel

Schedule 1.01(a)    Existing Controlled Ventures
Schedule 1.01(b)    Existing Letters of Credit
Schedule 1.01(c)    Guarantors
Schedule 1.01(d)    Real Estate for Sale
Schedule 2.01(a)    Term Loan Commitments
Schedule 2.01(b)    Revolving Credit Commitments
Schedule 3.04       Government Approvals
Schedule 3.08       Subsidiaries
Schedule 3.09       Litigation
Schedule 3.17       Environmental Matters
Schedule 3.18       Insurance
Schedule 4.01(a)    Foreign Counsel
Schedule 6.01(a)    Indebtedness
Schedule 6.02(a)    Liens
Schedule 6.04(k)    Investments, Loans and Advances
Schedule 6.06(b)    Intercompany Dividend Restrictions and Encumbrances


                    CREDIT AGREEMENT dated as of February 12, 1998, among
               MAGELLAN HEALTH SERVICES, INC., a Delaware corporation (the "PARENT BORROWER"), CHARTER BEHAVIORAL HEALTH SYSTEM OF NEW MEXICO, INC., a New Mexico corporation, MERIT BEHAVIORAL CARE CORPORATION, a Delaware corporation, and each other wholly owned Domestic Subsidiary Guarantor (such term and each other capitalized term used but not defined in the preambles to this Agreement having the meaning assigned thereto in Article I) that becomes a "SUBSIDIARY BORROWER" hereunder as provided in
               Section 2.23 hereof (each, a "SUBSIDIARY BORROWER" and collectively, the "SUBSIDIARY BORROWERS" (such term is used herein as modified in Article I); the Parent Borrower and the Subsidiary Borrowers are collectively referred to herein as the "BORROWERS"); the Lenders, THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") for the Lenders, as collateral agent (in such capacity, the "COLLATERAL AGENT") for the Lenders and as an issuing bank (in such capacity, an "ISSUING BANK"), FIRST UNION NATIONAL BANK, a national banking association, as syndication agent (in such capacity, the "SYNDICATION AGENT") for the Lenders and as an issuing bank (in such capacity, an "ISSUING BANK") and CREDIT LYONNAIS NEW YORK BRANCH, a licensed branch of a bank organized and existing under the laws of the Republic of France, as documentation agent (in such capacity, the "DOCUMENTATION AGENT") for the Lenders and as an issuing bank (in such capacity, an "ISSUING BANK" and, together with The Chase Manhattan Bank and First Union National Bank, each in its capacity as an Issuing Bank, the "ISSUING BANKS").


          The Parent Borrower has entered into an Agreement and Plan of Merger dated as of October 24, 1997 (the "MERGER AGREEMENT"), among Merit Behavioral Care Corporation, a Delaware corporation ("MERIT"), the Parent Borrower and MBC Merger Corporation, a Delaware corporation ("MERGER SUB") and a wholly owned subsidiary of the Parent Borrower, pursuant to which Merger Sub will merge (the "MERGER") with and into Merit in a transaction in which (a) all options to acquire capital stock of Merit will be canceled; (b) the existing stockholders of Merit and holders of options to acquire capital stock of Merit will receive aggregate cash consideration equal to approximately $450,000,000 (the "MERGER CONSIDERATION"); and (c) Merit will be the surviving corporation.

          The Borrowers have requested the Lenders to extend credit in the form of (a) Tranche A Term Loans on the Closing Date in an aggregate principal amount not in excess of $183,333,333, (b) Tranche B Term Loans on the Closing Date in an aggregate principal amount not in excess of $183,333,333, (c) Tranche C Term Loans on the Closing Date in an aggregate principal amount not in excess of $183,333,334, (d) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $150,000,000 minus the L/C Exposure at such time and (e) Letters of Credit at any time and from time to time prior to the Revolving Credit Maturity Date in an aggregate stated amount at any time outstanding not in excess of $75,000,000.

          The proceeds of the Term Loans borrowed on the Closing Date will be used by the Borrowers, together with (a) cash from the Parent Borrower, (b) the proceeds from the issuance of the Subordinated Notes and (c) proceeds of Revolving Loans to be drawn on the Closing Date, solely (i) to pay the Merger Consideration, (ii) to repay or provide the funds necessary to enable the Parent Borrower and Merit to repay all principal, interest, fees and other amounts outstanding under the Existing Credit Agreements, (iii) to repurchase the Existing Parent Borrower Notes pursuant to the Parent Borrower Debt Tender Offer and to repurchase the Existing Merit Notes pursuant to the Merit Debt Tender Offer and (iv) to pay fees and expenses incurred in connection with the Merger, the financing therefor and the other transactions contemplated hereby and thereby. Proceeds of Revolving Loans (other than those referred to in clause (c) above) and the issuance of Letters of Credit will be used by the Borrowers for general corporate purposes.

          The Lenders are willing to extend such credit to the Borrowers and the Issuing Banks are willing to issue letters of credit for the account of the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

          SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

          "ABR BORROWING" shall mean a Borrowing comprised of ABR Loans.

          "ABR LOAN" shall mean any ABR Revolving Loan or ABR Term Loan.

          "ABR REVOLVING LOAN" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "ABR TERM BORROWING" shall mean a Borrowing comprised of ABR Term
Loans.

          "ABR TERM LOAN" shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "ACQUIRED ENTITY" shall mean the assets, in the case of an acquisition of assets of a healthcare business or a reasonably related (ancillary or complementary) line of business, or the capital stock or other equity interests (or, if the context requires, the person that is the issuer of such capital stock or other equity interests), in the case of an acquisition of capital stock or other equity interests of a healthcare business or a reasonably related (ancillary or complementary) line of business, acquired by any Borrower or any Guarantor pursuant to a Permitted Acquisition.

                                                                              3
          "ACQUIRED ENTITY EBITDA" shall mean, with respect to any Acquired Entity for any period, the net income of such Acquired Entity for such period PLUS to the extent deducted in the determination of such Acquired Entity's net income, the sum of such Acquired Entity's (a) aggregate amount of income tax expense for such period, (b) aggregate amount of interest expense for such period and (c) aggregate amount of amortization, depreciation and other non-cash charges (including employee stock ownership plan expense, stock option expense, and amortization of goodwill, transaction expenses, excess reorganization expense, covenants not to compete and other intangible assets) for such period, all as determined in accordance with GAAP, PROVIDED that (i) all extraordinary gains or losses of such Acquired Entity for such period and (ii) the gain (or loss) for such period attributable to the sale of any assets of such Acquired Entity outside the ordinary course of business shall not be included in such Acquired Entity's net income.

          "ADJUSTED LIBO RATE "shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

          "ADMINISTRATIVE AGENT" shall have the meaning assigned to such term in the preamble to this Agreement or any successor appointed pursuant to
Article VIII.

          "ADMINISTRATIVE AGENT FEES" shall have the meaning assigned to such term in Section 2.05(b).

          "ADMINISTRATIVE QUESTIONNAIRE" shall mean an Administrative Questionnaire in the form of Exhibit A.

          "AFFILIATE" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

          "AGENTS" shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent.

          "AGGREGATE CREDIT EXPOSURE" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

          "ALTERNATE BASE RATE" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day PLUS 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal

Funds Effective Rate, respectively. The term "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "APPLICABLE PERCENTAGE" shall mean, for any day, with respect to any Eurodollar Loan or any ABR Loan, or with respect to the Commitment Fees, as the case may be, the applicable percentage set forth below under the caption "Eurodollar Spread", "ABR Spread" or "Fee Percentage", as the case may be, based upon the Leverage Ratio as of the relevant determination date:


                                            Eurodollar      ABR         Fee
      Leverage Ratio                          Spread      Spread      Percentage
      --------------                        ----------    ------      ----------
      CATEGORY 1                              2.25%        1.25%        0.500%
      Greater than or equal to 4.75 to 1.00

      CATEGORY 2                              2.00%        1.00%        0.500%
      Less than 4.75 to 1.00 but greater
      than or equal to 4.00 to 1.00

      CATEGORY 3                              1.75%        0.75%        0.500%
      Less than 4.00 to 1.00 but greater
      than or equal to 3.50 to 1.00

      CATEGORY 4                              1.50%        0.50%        0.375%
      Less than 3.50 to 1.00 but greater
      than or equal to 3.00 to 1.00

      CATEGORY 5                              1.25%        0.25%        0.375%
      Less than 3.00 to 1.00 but greater
      than or equal to 2.50 to 1.00

      CATEGORY 6                              1.00%        0.00         0.375%
      Less than 2.50 to 1.00


          Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Tranche A Term Loans, Revolving Loans, Commitments and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) indicating such change until the date immediately preceding the next date of delivery of such financial statements and

                                                                              5
certificates indicating another such change.  Notwithstanding the foregoing,
(i) until the date that is six months following the Closing Date, (ii) at any time during which the Parent Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) or (iii) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

          "ASSET SALE" shall mean the sale (including any transaction that has the economic effect of a sale), transfer or other disposition (by way of merger or otherwise, including sales in connection with a sale and leaseback transaction permitted pursuant to Section 6.03, or as a result of a Condemnation Event or a Casualty Event) by any Borrower or any Guarantor to any person, other than any Borrower or any Guarantor, of (a) any capital stock of any Subsidiary Borrower or any Guarantor, (b) any capital stock or other equity interests of CBHS or (c) any other assets of any Borrower or any Guarantor (other than inventory, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business), except (i) sales, transfers or other dispositions of the Real Estate for Sale; (ii) sales, transfers or other dispositions that constitute or result from Permitted Non-Control Investments, Permitted Non-Guarantor Transactions or Permitted CBHS Investments, (iii) any Permitted Post-Closing Crescent Transaction and (iv) sales, transfers or other dispositions of any assets in one transaction or a series of related transactions having a value not in excess of $200,000.

          "ASSIGNMENT AND ACCEPTANCE" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

          "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

          "BORROWERS" shall have the meaning assigned to such term in the preamble to this Agreement.

          "BORROWING" shall mean Loans of a single Class and Type made by the Lenders on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          "BORROWING REQUEST" shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

          "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; PROVIDED, HOWEVER, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "CAPITAL EXPENDITURES" shall mean, for any period, and without duplication, the sum of all amounts that would, in conformity with GAAP, be included as (a) additions to property, plant and equipment (including renewals, improvements and replacements thereof, but excluding, not withstanding clause (b) hereof, repairs thereof and assets acquired in Permitted Acquisitions) or

(b) other capital expenditures on a consolidated statement of cash flows for the Parent Borrower and the Subsidiaries for such period (including Capital Lease Obligations incurred during such period).

          "CAPITAL LEASE OBLIGATIONS" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "CASUALTY EVENT" shall mean an event pursuant to which any Borrower or any Guarantor has the right to collect and receive insurance proceeds (other than business interruption proceeds) under any insurance policies with respect to any insured casualty to any property of any Borrower or any Guarantor.

          "CBHS" shall mean Charter Behavioral Health Systems, LLC, a Delaware limited liability company, 50% of which is owned by the Parent Borrower as of the Closing Date and 50% of which is owned by the Crescent Affiliate as of the Closing Date.

          A "CHANGE IN CONTROL" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent Borrower, other than any person or group that owns at least 5% of the capital stock of the Parent Borrower on the Closing Date; (b) a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Parent Borrower nor (ii) appointed by directors so nominated; or (c) any change in control (or similar event, however denominated) with respect to the Parent Borrower shall occur under and as defined in any indenture or agreement in respect of Indebtedness for borrowed money in excess of the aggregate principal amount of $10,000,000 to which any Borrower or any Guarantor is a party, other than the Existing Parent Borrower Notes Indenture in connection with a Permitted CBHS Sale.

          "CLASS" shall mean, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans or Tranche C Term Loans and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment, Tranche A Term Loan Commitment, Tranche B Term Loan Commitment or Tranche C Term Loan Commitment.

          "CLOSING DATE" shall mean the date (which in no event shall be later than March 31, 1998) of the first Credit Event.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL" shall mean all the "Collateral" as defined in any Security Document.

          "COLLATERAL AGENT" shall have the meaning assigned to such term in the preamble to this Agreement or any successor appointed pursuant to Article VIII.

          "COLLATERAL ASSIGNMENT" shall mean the Collateral Assignment, substantially in the form of Exhibit D, made by the Parent Borrower in favor of the Collateral Agent for the benefit of the Secured Parties.

          "COMMITMENT" shall mean, with respect to each Lender, such Lender's Revolving Credit Commitment and Term Loan Commitments.

          "COMMITMENT FEE" shall have the meaning assigned to such term in
Section 2.05(a).

          "CONDEMNATION EVENT" shall mean an event pursuant to which any Borrower or any Guarantor has the right to collect and receive proceeds as a result of any action or proceeding for the taking of any property of any Borrower or any Guarantor, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding or in any other manner.

          "CONFIDENTIAL INFORMATION MEMORANDUM" shall mean the Confidential Information Memorandum of the Parent Borrower dated November 1997.

          "CONSOLIDATED CURRENT ASSETS" shall mean, at any date of determination, all assets (other than cash and cash-equivalents, including all cash and cash-equivalents held in any escrow or special purpose or restricted account) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent Borrower and the Subsidiaries as current assets at such date of determination.

          "CONSOLIDATED CURRENT LIABILITIES" shall mean, at any date of determination, all liabilities (other than, without duplication, (a) the current portion of long-term Indebtedness and (b) Revolving Loans) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent Borrower and the Subsidiaries as current liabilities at such date of determination.

          "CONSOLIDATED EBITDA" shall mean, for any period, (a) Consolidated Net Income for such period PLUS (b) to the extent deducted in the determination of Consolidated Net Income, the sum of (i) the aggregate amount of income tax expense for such period, (ii) the aggregate amount of Consolidated Interest Expense for such period, (iii) any amounts paid in respect of, and other expenses related to, the repurchase by the Parent Borrower of stock options held by any director, officer or employee, and for the cancelation or termination of such stock options, to the extent that such amounts and expenses do not exceed in the aggregate $10,000,000, (iv) the aggregate amount of amortization, depreciation and other non-cash charges (including employee stock ownership plan expense, stock option expense and amortization of goodwill, expenses related to the consummation of the Transactions and other transaction expenses, excess reorganization expense, covenants not to compete and other intangible assets) for such period, (v) for the periods ending June 30, 1998, September 30, 1998 and December 31, 1998, severance, termination, closure, relocation, discontinuance, restructuring and similar expenses associated with achieving synergies during such periods, in an aggregate amount not to exceed $26,000,000 for all such periods, and (vi) transaction

                                                                              8
expenses associated with any Permitted CBHS Sale, all as determined in accordance with GAAP, and PLUS, without duplication, (c) any Acquired Entity EBITDA during such period, calculated on a PRO FORMA basis as of the first day of such period, and MINUS, without duplication, (d) the sum of extraordinary cash charges paid during such period by the Parent Borrower and the Subsidiaries, excluding any such extraordinary cash charges (including extinguishment of Indebtedness) paid in respect of (x) the Transactions up to an amount that is not materially inconsistent with amounts previously disclosed to the Administrative Agent or (y) any refinancing of Indebtedness permitted by Section 6.01(n). Notwithstanding anything to the contrary set forth in this definition, (a) for purposes of calculating Consolidated EBITDA for each of the four-fiscal-quarters ending June 30, 1998, September 30, 1998, and December 31, 1998, Consolidated EBITDA shall equal Consolidated EBITDA for the period commencing April 1, 1998, and ending on (i) June 30, 1998, less the component of Consolidated Net Income for such period attributable to franchise fees under the Franchise Agreement, multiplied by 4, PLUS the sum of (A) Consolidated Net Income attributable to franchise fees under the Franchise Agreement for the immediately preceding twelve-month period and (B) other than for purposes of calculating the Applicable Margin, $20,000,000, (ii) September 30, 1998, less the component of Consolidated Net Income for such period attributable to franchise fees under the Franchise Agreement, multiplied by 2, PLUS the sum of (A) Consolidated Net Income attributable to franchise fees under the Franchise Agreement for the immediately preceding twelve-month period and (B) other than for purposes of calculating the Applicable Margin, $10,000,000, and (iii) December 31, 1998, less the component of Consolidated Net Income for such period attributable to franchise fees under the Franchise Agreement, multiplied by 4/3, PLUS the sum of (A) Consolidated Net Income attributable to franchise fees under the Franchise Agreement for the immediately preceding twelve-month period and (B) other than for purposes of calculating the Applicable Margin, $5,000,000, respectively; PROVIDED, HOWEVER, that any extraordinary cash items recognized during any such periods shall be included only in the actual amount thereof and shall not be subject to the foregoing multipliers, and (b) for purposes of calculating Consolidated EBITDA for any period, there shall be excluded from Acquired Entity EBITDA with respect to such period the net income (or loss) attributable to each Specified Acquired Entity to the extent that cash has not been distributed by such Specified Acquired Entity to the Parent Borrower or any of the Subsidiaries (other than any other Specified Acquired Entity) during such period.

          "CONSOLIDATED INTEREST EXPENSE" shall mean, with respect to the Parent Borrower and the Subsidiaries for any period, the gross interest expense (including interest expense attributable to Capital Lease Obligations and Interest Rate Protection Agreements but excluding any non-cash interest expense, including amortization of deferred loan costs) accrued or paid by the Parent Borrower and the Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP, PLUS (without duplication) gross interest expense (including interest expense attributable to Capital Lease Obligations and Interest Rate Protection Agreements but excluding any non-cash interest expense such as amortization of deferred loan costs) relating to Indebtedness incurred or assumed by the Parent Borrower or any Subsidiary with respect to the acquisition of any Acquired Entity during such period, calculated on a PRO FORMA basis as of the first day of such period.

          "CONSOLIDATED NET INCOME" shall mean, for any period, the net income (or loss) of the Parent Borrower and the Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, PROVIDED that (a) there shall be included in the determination of Consolidated Net Income the net income (or loss) attributable to each Controlled Venture (it being understood that such net income (or loss) will be proportionate to the Parent Borrower's equity interest, direct or indirect, in such Controlled Venture) and (b) there shall be excluded from the determination of Consolidated Net Income (i) the net income (or loss) attributable to all Non-Controlled Ventures to the extent that cash has not been distributed to the Parent Borrower or any of the Subsidiaries, (ii) the net income (or loss) attributable to any Specified Entity to the extent that cash has not been distributed by such Specified Entity to the Parent Borrower or any of the Subsidiaries (other than any other Specified Entity) during such period, (iii) all extraordinary gains or losses and (iv) the gain (or loss) attributable to the sale of any assets of the Parent Borrower or the Subsidiaries permitted under Section 6.05.

          "CONSOLIDATED NET WORTH" shall mean, as at any date of determination, the consolidated stockholders' equity of the Parent Borrower and the Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED WORKING CAPITAL" shall mean, at any date of determination, Consolidated Current Assets at such date of determination MINUS Consolidated Current Liabilities at such date of determination.

          "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" shall have meanings correlative thereto. For purposes of this Agreement, the term "CONTROL" shall be deemed to exist if, for financial reporting purposes, the Controlled Person's financial statements are consolidated with the financial statements of the Controlling Person.

          "CONTROLLED NON-GUARANTOR ENTITIES" shall mean partnerships, joint ventures or Subsidiaries in which the Parent Borrower or any of the Subsidiaries have an ownership interest of 50% or greater of the equity interests therein, that are Controlled by the Parent Borrower and that are not Guarantors.

          "CONTROLLED VENTURES" shall mean the healthcare partnerships and joint ventures (i) that are Controlled by the Parent Borrower or any of the Subsidiaries, (ii) of which the Parent Borrower or any of the Subsidiaries has an ownership interest of 50% or greater of the equity interests therein and (iii) of which the partnership documents and any other applicable governing documents contain no restriction or prohibition of any kind on cash distributions, other than Permitted Restrictions. Schedule 1.01(a) sets forth a complete list of all Controlled Ventures as of the Closing Date.

          "CONVERSION" shall have the meaning assigned to such term in
Section 5.14.

          "CREDIT EVENT" shall have the meaning assigned to such term in
Section 4.02.

          "CRESCENT" shall mean Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership.

          "CRESCENT AFFILIATE" shall mean Crescent Operating Inc., a Delaware corporation, and its successors and assigns.

          "CRESCENT FUNDING" shall mean Crescent Real Estate Funding VII, L.P., a Delaware limited partnership, and its successors and assigns.

          "DEBT TENDER OFFERS" shall mean the Parent Borrower Debt Tender Offer and the Merit Debt Tender Offer.

          "DEFAULT" shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

          "DOCUMENTATION AGENT" shall have the meaning assigned to such term in the preamble to this Agreement.

          "DOLLARS" or "$" shall mean lawful money of the United States of America.

          "DOMESTIC SUBSIDIARIES" shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

          "DOMESTIC SUBSIDIARY GUARANTORS" shall mean all Domestic Subsidiaries that are also Guarantors.

          "ENVIRONMENT" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

          "ENVIRONMENTAL CLAIM" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material, (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

          "ENVIRONMENTAL LAW" shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 ET SEQ.

(collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 ET SEQ., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 ET SEQ., the Clean Air Act of 1970, as amended 42 U.S.C. Sections 7401 ET SEQ., the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 ET SEQ., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 ET SEQ., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 ET SEQ., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 ET SEQ., and any similar or implementing state or local law, and all amendments or regulations promulgated under any of the foregoing.

          "ENVIRONMENTAL PERMIT" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

          "EQUITY ISSUANCE" means, without duplication, any issuance or sale by the Parent Borrower or any Subsidiary on or after the Closing Date of its capital stock (other than in connection with the Conversion) or any warrants, options or similar rights to acquire such capital stock, other than (a) issuances and sales to employees, officers and directors in the ordinary course of business and (b) issuances and sales effected pursuant to the exercise of warrants issued prior to January 1, 1996.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA EVENT" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA;
(h) the occurrence of a "prohibited transaction" with respect to which any Loan Party or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the

Code) or with respect to which any Loan Party or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of any Loan Party.

          "EURODOLLAR BORROWING" shall mean a Borrowing comprised of Eurodollar Loans.

          "EURODOLLAR LOAN" shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

          "EURODOLLAR REVOLVING BORROWING" shall mean a Borrowing comprised of Eurodollar Revolving Loans.

          "EURODOLLAR REVOLVING LOAN" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

          "EURODOLLAR TERM BORROWING" shall mean a Borrowing comprised of Eurodollar Term Loans.

          "EURODOLLAR TERM LOAN" shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

          "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Article VII.

          "EXCESS CASH FLOW" shall mean, for any fiscal year, the excess of
(a) the sum, without duplication, of (i) Consolidated EBITDA, (ii) extraordinary cash income, if any, not included in Consolidated EBITDA,
(iii) an amount equal to any decrease in Consolidated Working Capital during such fiscal year, (iv) the amount of all Net Cash Proceeds received during such fiscal year of Indebtedness (other than pursuant to this Agreement) to the extent used to finance any Permitted Acquisition, Permitted Non-Control Investment, Permitted Non-Guarantor Transaction, Permitted CBHS Transaction, Permitted Stock Repurchase, Capital Expenditure or any transactions similar to any of the foregoing consummated prior to the Closing Date and (v) all amounts that would have constituted Net Cash Proceeds under clause (a) of the definition of the term "Net Cash Proceeds" if such amounts had not been used to replace or repair damaged or condemned property, in the case of the foregoing clauses (iv) and (v), to the extent there is a corresponding deduction to Excess Cash Flow below, MINUS (b) the sum, without duplication, of (i) taxes paid or payable in cash by the Parent Borrower and the Subsidiaries on a consolidated basis during such fiscal year, (ii) Consolidated Interest Expense paid in cash during such fiscal year, (iii) cash payments made during such fiscal year in respect of Permitted Acquisitions, Permitted Debt Repurchases, Permitted Non-Control Investments, Permitted CBHS Transactions, Permitted Non-Guarantor Transactions, Permitted Stock Repurchases and Capital Expenditures, or any transactions similar to any of the foregoing consummated prior to the Closing Date, (iv) scheduled and mandatory principal repayments of Indebtedness (other than the Loans) made by the Borrowers and the Subsidiaries during such fiscal year (excluding
(A) payments of intercompany Indebtedness between or among the Parent Borrower and the Subsidiaries, (B) principal repayments made in connection with the refinancing of the Existing Credit Agreement and (C) any principal repayments to the extent financed by incurring other Indebtedness, other than Revolving Loans), (v) scheduled principal repayments of Loans made during such fiscal year pursuant to Section 2.12, (vi) optional prepayments of principal of Term Loans made during such fiscal year pursuant to Section 2.11, (vii) an amount equal to any increase in Consolidated Working Capital during such fiscal year and
(viii) extraordinary cash expenses, if any, paid by the Parent Borrower and the Subsidiaries and not reflected in the calculation of Consolidated EBITDA, PROVIDED that Excess Cash Flow shall be adjusted to exclude the effect of any
(i) gains, losses, income or expenses attributable to any Prepayment Event and (ii) Acquired Entity EBITDA attributable to periods prior to the acquisition of the applicable Acquired Entity by any Borrower or any Guarantor pursuant to a Permitted Acquisition.

          "EXISTING CREDIT AGREEMENTS" shall mean the Existing Parent Borrower Credit Agreement and the Existing Merit Credit Agreement.

          "EXISTING LETTER OF CREDIT" shall mean each letter of credit that
(a) was issued under one of the Existing Credit Agreements, (b) is outstanding on the Closing Date and (c) is listed on Schedule 1.01(b).

          "EXISTING MERIT CREDIT AGREEMENT" shall mean the Credit Agreement dated as of October 6, 1995, as amended, among Merit, The Chase Manhattan Bank, as agent, and the financial institutions party thereto.

          "EXISTING MERIT NOTES" shall mean the 111/2% Senior Subordinated Notes due 2005 of Merit.

          "EXISTING MERIT NOTES INDENTURE" shall mean the Indenture dated as of November 22, 1995, between Merit and Marine Midland Bank, as Trustee, relating to the Existing Merit Notes, as heretofore amended and supplemented and as the same may hereafter be amended or supplemented from time to time in accordance with the terms hereof and thereof.

          "EXISTING PARENT BORROWER CREDIT AGREEMENT" shall mean the Amended and Restated Credit Agreement dated as of June 16, 1997, as amended, among the Parent Borrower, Charter Behavioral Health System of New Mexico, Inc., the lenders named therein, The Chase Manhattan Bank, as agent, and First Union National Bank of North Carolina, as agent.

          "EXISTING PARENT BORROWER NOTES" shall mean the 111/4% Series A Senior Subordinated Notes due 2004 of the Parent Borrower.

          "EXISTING PARENT BORROWER NOTES INDENTURE" shall mean the Indenture dated as of May 2, 1994, among the Parent Borrower (formerly Charter Medical Corporation), the guarantors named therein and Marine Midland Bank, as Trustee, relating to the Existing Parent Borrower Notes, as heretofore amended and supplemented and as the same may hereafter be amended or supplemented from time to time in accordance with the terms hereof and thereof.

          "FEE LETTER" shall mean the letter agreement dated October 24, 1997, between the Parent Borrower and the Administrative Agent.

          "FEES" shall mean the Commitment Fees, the Administrative Agent's Fees, the L/C Participation Fees and the Issuing Bank Fees.

          "FINANCIAL OFFICER" of any corporation shall mean any of the chief financial officer, principal accounting officer, Treasurer and Controller of such corporation.

          "FOREIGN SUBSIDIARY" shall mean any Subsidiary that is not a Domestic Subsidiary.

          "FRANCHISE AGREEMENT" shall mean the Master Franchise Agreement dated as of June 16, 1997, among the Parent Borrower, Charter Franchise Services, LLC and CBHS, each Franchise Agreement dated as of June 16, 1997, among the Parent Borrower, Charter Franchise Services, LLC and each subsidiary of CBHS party thereto and any Franchise Agreement entered into among Parent Borrower, Charter Franchise Services, LLC and any subsidiary of CBHS that is acquired or organized after the date of this Agreement, in each case as the same may hereafter be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

          "FRANCHISE NON-PAYMENT EVENT" shall mean the failure by CBHS or any subsidiary of CBHS to pay any fee or other amount that it is obligated to pay under the Franchise Agreement to the Parent Borrower at the time payment of such fee or other amount is due in accordance with the terms of the Franchise Agreement, whether due to the subordination of such payments or other causes.

          "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

          "GOVERNANCE REMEDIES" shall mean remedies that are specifically enumerated in Section 5.9 of the Franchise Agreement.

          "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "GREEN SPRING" shall mean Green Spring Health Services, Inc., a Delaware corporation.

          "GREEN SPRING STOCKHOLDER APPROVAL" shall have the meaning assigned to such term in Section 5.14.

          "GREEN SPRING TRANSACTION" shall have the meaning assigned to such term in Section 5.14.

          "GUARANTEE" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

          "GUARANTEE AGREEMENT" shall mean the Guarantee Agreement, substantially in the form of Exhibit E, made by the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

          "GUARANTORS" shall mean each Person listed on Schedule 1.01(c) and each other Person that becomes party to a Guarantee Agreement as a Guarantor, and the permitted successors and assigns of each such person, but excluding any Person that has been released from its obligations under the Guarantee Agreement as PROVIDED in Section 12 thereof.

          "HAZARDOUS MATERIALS" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "HEALTH CARE LAW" shall mean any and all applicable current and future laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by the Food and Drug Administration, the Health Care Financing Administration, the Department of Health and Human Services ("HHS"), the Office of Inspector General of HHS, the Drug Enforcement Administration or any other Governmental Authority, including any state and/or local professional licensing laws, certificate of need laws and state reimbursement laws, relating in any way to the conduct of the business of the Parent Borrower or any Subsidiary and the provision of health care services generally.

          "INACTIVE SUBSIDIARY" shall have the meaning assigned to such term in Section 5.11.

          "INDEBTEDNESS" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business) and (ii) deferred earn-out and other performance-based payment obligations incurred in connection with any Permitted Acquisition or any similar transactions consummated prior to the Closing Date), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations

(determined on the basis of actual, not notional, obligations) of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances issued in support of obligations that constitute Indebtedness under any other clause of this definition (unless such obligations are fully cash collateralized), PROVIDED that all obligations in respect of letters of credit shall be deemed Indebtedness to the extent drawings thereunder are unreimbursed (after any applicable grace period) regardless of the purpose for which such letter of credit was issued. The Indebtedness of any person shall include the recourse Indebtedness of any partnership in which such person is a general partner. Notwithstanding the foregoing, no portion of Indebtedness that becomes the subject of a defeasance (whether a legal defeasance or a "covenant" or "in substance" defeasance) shall, at any time that such defeasance remains in effect, be treated as Indebtedness for purposes hereof.

          "INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT" shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit F, among the Borrowers, the Guarantors and the Collateral Agent.

          "INSURANCE SUBSIDIARIES" shall mean (a) so long as they are Subsidiaries of the Parent Borrower, Golden Isle Assurance Company and Plymouth Insurance Company, Ltd., each a corporation organized under the laws of Bermuda, and their respective successors and assigns and (b) any other Subsidiaries of the Parent Borrower that are authorized or admitted to carry on or transact one or more aspects of the business of selling, issuing or underwriting insurance in any jurisdiction and are regulated by the insurance departments or similar regulatory authorities of such jurisdiction or of the jurisdictions where they are domiciled or primarily doing business.

          "INTEREST EXPENSE COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such day to (b) Consolidated Interest Expense for such period (PROVIDED that, for purposes of calculating Consolidated Interest Expense for each of the four-fiscal quarter periods ending June 30, 1998, September 30, 1998, and December 31, 1998, Consolidated Interest Expense for such four-fiscal quarter periods shall equal Consolidated Interest Expense for the period commencing on April 1, 1998, and ending on (A) June 30, 1998, multiplied by 4, (B) September 30, 1998, multiplied by 2, and (C) December 31, 1998, multiplied by 4/3).

          "INTEREST PAYMENT DATE" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing), and the date of any prepayment of such Borrowing or conversion of such Borrowing to a Borrowing of a different Type.

          "INTEREST PERIOD" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the applicable Borrower may elect, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the last Business

Day of March, June, September or December, (ii) the Revolving Credit Maturity Date, the Tranche A Maturity Date, the Tranche B Maturity Date or the Tranche C Maturity Date, as applicable, and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.10 or repaid or prepaid in accordance with Section 2.11 or 2.12; PROVIDED, however, that, in the case of a Eurodollar Borrowing, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "INTEREST RATE PROTECTION AGREEMENT" shall mean any interest rate swap, cap or other agreement or arrangement entered into by any Borrower designed to protect such Borrower against fluctuations in interest rates and not for speculation, PROVIDED that any such swap, cap agreement or other arrangement entered into after the Closing Date shall be satisfactory to the Administrative Agent.

          "INVESTMENT GRADE SECURITIES" shall mean and include (a) U.S. Government Obligations (other than Permitted Investments described in clause (a) of the definition of the term "Permitted Investments"), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P, Baa3 or higher by Moody's or Class (2) or higher by NAIC, or the equivalent of such rating by S&P, Moody's or NAIC, or if none of S&P, Moody's or NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its wholly-owned subsidiaries and (c) any fund investing exclusively in investments of the types described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment and/or distribution.

          "ISSUING BANK FEES" shall have the meaning assigned to such term in
Section 2.05(c).

          "ISSUING BANKS" shall have the meaning assigned to such term in the preamble to this Agreement, except as amended in Section 2.22(i).

          "L/C COMMITMENT" shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to
Section 2.22.

          "L/C DISBURSEMENT" shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

          "L/C EXPOSURE" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time PLUS (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall mean its Pro Rata Percentage of the L/C Exposure at such time.

          "L/C PARTICIPATION FEE" shall have the meaning assigned to such term in Section 2.05(c).

          "LEASE" shall mean the Master Lease Agreement dated as of June 16, 1997, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement, among Crescent Funding (as landlord), CBHS and each facility subsidiary listed therein (as tenant).

          "LENDERS" shall mean (a) the financial institutions listed on
Schedule 2.01 (a) or (b) (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and
(b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

          "LETTER OF CREDIT" shall mean (a) any letter of credit issued pursuant to Section 2.22 and (b) any Existing Letter of Credit.

          "LEVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.

          "LIBO RATE" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "LOAN DOCUMENTS" shall mean this Agreement, the Letters of Credit, any applications relating to the Letters of Credit, the Guarantee Agreement, the Security Documents and the Indemnity, Subrogation and Contribution Agreement.

          "LOAN PARTIES" shall mean the Borrowers and the Guarantors.

          "LOANS" shall mean the Revolving Loans and the Term Loans.

          "MARGIN STOCK" shall have the meaning assigned to such term in Regulation U.

          "MATERIAL ADVERSE EFFECT" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Parent Borrower and the Subsidiaries taken as a whole,
(b) material impairment of the ability of the Parent Borrower and the other Loan Parties taken as a whole to perform any of their respective obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders under any Loan Document (including as a result of any material impairment of the Parent Borrower's rights or benefits under the Franchise Agreement).

          "MATERIAL FRANCHISE NON-PAYMENT EVENT" shall mean the failure by CBHS or any of its subsidiaries to pay with respect to any consecutive twelve-month period franchise fees and other amounts due under the Franchise Agreement to the Parent Borrower in an aggregate amount greater than $40,000,000 for more than 30 days after such payment is due in accordance with the terms of the Franchise Agreement (whether due to subordination of such payments or other causes).

          "MERGER" shall have the meaning assigned to such term in the preamble to this Agreement.

          "MERGER AGREEMENT" shall have the meaning assigned to such term in the preamble to this Agreement.

          "MERGER CONSIDERATION" shall have the meaning assigned to such term in the preamble to this Agreement.

          "MERGER SUB" shall have the meaning assigned to such term in the preamble to this Agreement.

          "MERIT" shall have the meaning assigned to such term in the preamble to this Agreement.

          "MERIT DEBT TENDER MATERIALS" shall mean the Offer to Purchase and Consent Solicitation Statement of Merit dated January 12, 1998, and the related Consent and Letter of Transmittal dated January 12, 1998, as the same may be extended, amended and supplemented from time to time.

          "MERIT DEBT TENDER OFFER" shall mean the tender offer and consent solicitation made by Merit in respect of the Existing Merit Notes pursuant to which (a) Merit will repurchase or redeem at least a majority of the Existing Merit Notes and (b) Merit will obtain consents sufficient to amend and, immediately thereafter, shall amend, the Existing Merit Notes Indenture pursuant to documentation reasonably satisfactory to the Administrative Agent to eliminate all significant negative covenants and any "change of control" provisions applicable to the Existing Merit Notes, all in accordance with the Merit Debt Tender Materials.

          "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

          "NAIC" shall mean the National Association of Insurance Commissioners or any successor organization thereto.

          "NET CASH PROCEEDS" shall mean (a) with respect to any Asset Sale or any transaction described in Section 6.05(f), the cash proceeds thereof (including cash and cash equivalents and cash payments received by way of deferred payment or principal pursuant to a note or installment receivable or otherwise, but only as and when received), net of (i) costs of sale (including fees, expenses and payment of the outstanding principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Loans) repaid under the terms thereof as a result of such Asset Sale or such transaction), (ii) taxes paid or payable as a result thereof and (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale or such transaction (except that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); PROVIDED, HOWEVER, that if the Asset Sale is a result of a Casualty Event or Condemnation Event, the cash proceeds thereof for purposes of this definition shall not include proceeds used to replace or repair the damaged or condemned property, as applicable, within 180 days of receipt of such proceeds or, if replacement or repair cannot reasonably be completed within such period, within 360 days of receipt of such proceeds and (b) with respect to (i) any issuance of Indebtedness for borrowed money or (ii) any Equity Issuance, the cash proceeds thereof net of underwriting commissions, placement fees and other costs and expenses directly incurred in connection therewith.

          "NEW BORROWER AGREEMENT" shall mean any agreement entered into by a new Subsidiary Borrower, the Administrative Agent and the Collateral Agent in accordance with Section 2.23 and substantially in the form of Exhibit C-2.

          "NON-CONTROLLED VENTURES" shall mean all partnerships and joint ventures (a) in which the Parent Borrower and/or any of the Subsidiaries have an ownership interest and (b) that are not Controlled Ventures.

          "OBLIGATIONS" shall mean all obligations defined as "Obligations" in the Guarantee Agreement and the Security Documents.

          "OPERATING AGREEMENT" shall mean the Operating Agreement for CBHS dated as of June 16, 1997, as the same may hereafter be amended, supplemented or otherwise modified from time to time in accordance with this Agreement, among the Parent Borrower, Charter Behavioral Health Systems, Inc. and the Crescent Affiliate.

          "PARENT BORROWER" shall have the meaning assigned to such term in the preamble to this Agreement.

          "PARENT BORROWER DEBT TENDER MATERIALS" shall mean the Offer to Purchase and Consent Solicitation Statement of the Parent Borrower dated January 12, 1998, and the related

Consent and Letter of Transmittal dated January 12, 1998, as the same may be extended, amended and supplemented from time to time.

          "PARENT BORROWER DEBT TENDER OFFER" shall mean the tender offer and consent solicitation made by the Parent Borrower in respect of the Existing Parent Borrower Notes pursuant to which (a) the Parent Borrower will repurchase or redeem not less than 662/3% of the Existing Parent Borrower Notes and (b) the Parent Borrower will obtain consents sufficient to amend and, immediately thereafter, shall amend, the Existing Parent Borrower Notes Indenture pursuant to documentation reasonably satisfactory to the Administrative Agent to eliminate all significant negative covenants applicable to the Existing Parent Borrower Notes, all in accordance with the Parent Borrower Debt Tender Materials.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

          "PERFECTION CERTIFICATE" shall mean the Perfection Certificate substantially in the form of Annex 1 to the Security Agreement.

          "PERMITTED ACQUISITION" shall mean any acquisition of an Acquired Entity that was not preceded by an unsolicited tender offer for such Acquired Entity by the Parent Borrower, any Subsidiary Borrower or any Guarantor in which the Parent Borrower, any Subsidiary Borrower or any Guarantor is (x) in the case of an asset or stock purchase, the purchaser of assets or stock, or (y) in the case of a merger or consolidation, the surviving entity or the owner of all the capital stock of the surviving or resulting entity, so long as (a) after giving effect to such acquisition, (i) the Parent Borrower shall be in compliance, on a PRO FORMA basis, with all covenants set forth in this Agreement, including then effective covenants contained in Sections 6.10, 6.11, 6.12, 6.13 and 6.14, which shall be recomputed as at the last day of the most recently ended fiscal quarter (for which financial information has been delivered pursuant to Section 5.04) of the Parent Borrower as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and the Parent Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect for any acquisition in excess of $7,500,000, (ii) any Indebtedness of the Acquired Entity that is acquired or assumed in connection with such acquisition shall be in compliance with Section 6.01 and (iii) on the date of such acquisition and immediately after giving effect thereto (including the effect of any Indebtedness incurred or assumed thereby), no Default or Event of Default shall have occurred and be continuing, (b) in the case of an asset acquisition, such assets are to be used, and in the case of an acquisition of capital stock or other equity interests, the person so acquired is engaged in, a healthcare business or healthcare businesses or in a reasonably related (ancillary or complementary) line of business or lines of business, (c) in the case of an acquisition of capital stock or other equity interests, (i) the Parent Borrower, the acquiring Subsidiary Borrower or the acquiring Guarantor shall acquire at least 50% of the outstanding equity securities of the Acquired Entity and otherwise Control such Acquired Entity, (ii) in the case of an Acquired Entity in which no person other than the Parent Borrower, any Affiliate of the Parent Borrower or any member of management of the Parent Borrower owns any equity interest, such Acquired Entity shall (except as provided in the proviso to Section 6.05(d)) become a Guarantor in accordance with Section 5.11 and
(iii) all the capital stock of or other equity interests in such Acquired Entity and any of the subsidiaries of the Acquired Entity owned by the Parent Borrower, any Subsidiary Borrower or any

Guarantor shall (except as provided in the proviso to Section 6.05(d)) be pledged to the Collateral Agent in accordance with Section 5.11, (d) the Acquired Entity EBITDA of any Acquired Entity, the purchase price for which exceeded $25,000,000 (including, without limitation, any Indebtedness incurred or assumed in connection therewith and any capital stock or other equity interests issued or delivered as part of the consideration therefor), for the four-fiscal-quarter period ended immediately prior to the date of its acquisition is greater than zero and (e) the amounts paid for all Permitted Acquisitions (including, without limitation, any Indebtedness incurred or assumed in connection therewith, but excluding (i) any capital stock or other equity interests issued or delivered as part of the consideration for such Permitted Acquisition and (ii) Permitted CBHS Lease Transaction Amounts) after the Closing Date shall not exceed, in the event the Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered, or were required to have been delivered, by the Parent Borrower pursuant to Section 5.04(a) or 5.04(b), prior to such Permitted Acquisition, on a pro forma basis after giving effect to all such Permitted Acquisitions, is greater than or equal to 4.00:1.00, $100,000,000 less the then outstanding amount of Permitted CBHS Investments and Permitted CBHS Lease Transaction Amounts that have been allocated to, and treated as, Permitted Acquisitions pursuant to the definition of the term "Permitted CBHS Investment".

          "PERMITTED CBHS INVESTMENT" shall mean any loan or advance to, or other investment in, CBHS or any of its Subsidiaries made by the Parent Borrower or any of its Subsidiaries, so long as (a) after giving effect to such Permitted CBHS Investment, (i) the Parent Borrower shall be in compliance, on a PRO FORMA basis, with all covenants set forth in this Agreement, including then effective covenants contained in Sections 6.10, 6.11, 6.12, 6.13 and 6.14, which shall be recomputed as at the last day of the most recently ended fiscal quarter (for which financial information has been delivered pursuant to Section 5.04) of the Parent Borrower as if such loan, advance or other investment had occurred on the first day of each relevant period for testing such compliance, and the Parent Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect for any such loan, advance or other investment in excess of $2,500,000, and (ii) on the date of such loan, advance or other investment, no Default or Event of Default shall have occurred and be continuing, (b) the amount of such Permitted CBHS Investment, together with any Permitted CBHS Lease Transaction Amounts outstanding at such time, shall not exceed the sum of the amounts of Permitted Acquisitions and Permitted Non-Guarantor Transactions that could have been made or effected on such date within the limitations set forth in the definitions of the terms "Permitted Acquisitions" and "Permitted Non-Guarantor Transactions" (after giving effect to any amounts then outstanding of prior Permitted CBHS Investments and Permitted CBHS Lease Transaction Amounts that had been allocated to, and treated as, Permitted Acquisitions and Permitted Non-Guarantor Transactions as provided in the next succeeding sentence) and (c) the aggregate amount of Permitted CBHS Investments, together with all Permitted CBHS Lease Transaction Amounts, made after the Closing Date and outstanding at any time shall not exceed $50,000,000. Solely for purposes of determining compliance with the limitations on Permitted Acquisitions and Permitted Non-Guarantor Transactions set forth in the definitions of such terms, the outstanding amount of all Permitted CBHS Investments and Permitted CBHS Lease Transactions Amounts shall be allocated to, and shall be treated as, Permitted Acquisitions or Permitted Non-Guarantor Transactions, at the Parent Borrower's discretion, but only to the extent that, after giving effect to such allocation and treatment, the total amount of Permitted Acquisitions and Permitted Non-Guarantor Transactions then permitted to be made or effected has not been exceeded.

          "PERMITTED CBHS LEASE TRANSACTION" shall mean the lease by the Parent Borrower or any of its Subsidiaries to CBHS or any of its Subsidiaries of a hospital or other behavioral healthcare facility acquired by the Parent Borrower or any of its Subsidiaries after the Closing Date for the purpose of leasing the same to CBHS or any of its Subsidiaries, PROVIDED THAT (a) each such lease transaction shall be consummated within 90 days of the acquisition thereof by the Parent Borrower or any of its Subsidiaries, (b) the lease payments to be made by CBHS or its Subsidiary, as the case may be, are not less than fair market lease payments for such facility, (c) such lease shall be an operating lease, (d) the Parent Borrower shall be in compliance, on a PRO FORMA basis, with all covenants set forth in this Agreement, including then effective covenants contained in Sections 6.10, 6.11, 6.12, 6.13 and 6.14, which shall be recomputed as at the last day of the most recently ended fiscal quarter (for which financial information has been delivered pursuant to Section 5.04) of the Parent Borrower as if such transaction had occurred on the first day of the relevant period for testing such compliance, and (e) on the date of such lease and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

          "PERMITTED CBHS LEASE TRANSACTION AMOUNTS" shall mean any amounts paid to acquire the hospitals or other behavioral health care facilities that are the subject of a Permitted CBHS Lease Transaction.

          "PERMITTED CBHS SALE" shall mean any sale of all or a portion of the Parent Borrower's interests in CBHS and certain Subsidiaries of the Parent Borrower, on the terms set forth in that certain Summary of Permitted CBHS Sale dated February 6, 1998, and otherwise on terms reasonably satisfactory to the Administrative Agent, provided that the Net Cash Proceeds of such sale that are received at the closing of such sale shall be applied as required by
Section 2.13.

          "PERMITTED CBHS TRANSACTIONS" shall mean, collectively, all Permitted CBHS Investments and Permitted CBHS Lease Transactions.

          "PERMITTED DEBT REPURCHASE" shall mean any repurchase or defeasance of Existing Merit Notes or Existing Parent Borrower Notes so long as (a) after giving effect to such repurchase (i) the Parent Borrower shall be in compliance, on a PRO FORMA basis, with all covenants set forth in this Agreement, including then effective covenants contained in Sections 6.10, 6.11, 6.12, 6.13 and 6.14, which shall be recomputed as of the last day of the most recently ended fiscal quarter (for which financial information has been delivered pursuant to Section 5.04) of the Parent Borrower as if such repurchase had occurred on the first day of each relevant period for testing such compliance, and the Parent Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect for any repurchase in excess of $10,000,000, and (ii) on the date of such repurchase and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (b) after giving effect to such repurchase, the aggregate amount of cash and cash equivalents on the Parent Borrower's consolidated balance sheet PLUS the remaining available balance of the Total Revolving Credit Commitment shall be at least equal to $50,000,000. The term "Permitted Debt Repurchase" shall also include, without giving effect to and notwithstanding the restrictions set forth above, the repurchases on the Closing Date of the Existing Merit Notes and Existing Parent Borrower Notes pursuant to the Merit Debt Tender Offer and Parent Borrower Debt Tender Offer, respectively or any defeasance thereof.

          "PERMITTED INVESTMENTS" shall mean:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or by any agency, instrumentality or sponsored corporation thereof to the extent such obligations are rated at least A or the equivalent thereof by Standard & Poor's Ratings Group ("S&P") or at least A-2 or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's"), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 360 days from the date of acquisition thereof and (i) having, at such date of acquisition, a rating from S&P of A-1 or from Moody's of P-1 or (ii) unconditionally guaranteed by any industrial or financial company having, at such date of acquisition, (A) a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's or (B) a long-term debt rating of at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody's;

          (c) investments in certificates of deposit, banker's acceptances and demand and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts or overnight bank deposits issued, sponsored or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000;

          (d) repurchase obligations with a term of not more than 92 days for, and secured by, underlying securities of the types described in clauses (a) through (c) above entered into with a bank meeting the qualifications described in clause (c) above;

          (e) other investment instruments issued, sponsored or offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000;

          (f) deposits made prior to 1992 and interest and income earned thereon with respect to the Parent Borrower's obligations under its Public Issue of 7.5% Dual Currency Swiss Franc Bonds dated 1986 and due 1998/2001;

          (g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P, in each case maturing within one year from the date of acquisition thereof;

          (h) investments in Plan Investment Fund, Inc., or any other money market fund, provided that substantially all of its assets are invested in investments of the types described in clauses (a) through (g) above; and

          (i) investments in Investment Grade Securities made in the ordinary course of their business by Insurance Subsidiaries.

          "PERMITTED NON-CONTROL INVESTMENT" shall mean any investment by the Parent Borrower, any Subsidiary Borrower or any Guarantor in another corporation or other business entity, other than a Permitted CBHS Investment, so long as
(a) after giving effect to such Permitted Non-Control Investment, (i) the Parent Borrower shall be in compliance, on a PRO FORMA basis, with all covenants set forth in this Agreement, including then effective covenants contained in Sections 6.10, 6.11, 6.12, 6.13 and 6.14, which shall be recomputed as at the last day of the most recently ended fiscal quarter (for which financial information has been delivered pursuant to Section 5.04) of the Parent Borrower as if such investment had occurred on the first day of each relevant period for testing such compliance, and the Parent Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect for any investment in excess of $7,500,000 and (ii) on the date of such investment, no Default or Event of Default shall have occurred and be continuing, (b) such investment shall not constitute an investment in 50% or more of the equity interests of such corporation or other business entity where either the Parent Borrower or any wholly owned Subsidiary Controls such corporation or other business entity,
(c) except in the case of the capital stock or other equity interests of a Specified Joint Venture or a Specified Newly Formed Subsidiary, all the capital stock or other equity interests, if any, of such corporation or other business entity owned by the Parent Borrower, any Subsidiary Borrower or any Guarantor shall be pledged to the Collateral Agent in accordance with Section 5.11 and
(d) the aggregate amount of Permitted Non-Control Investments made after the Closing Date and outstanding at any time shall not exceed $25,000,000 LESS the amount, if any, by which the amount of Permitted Non-Guarantor Transactions made after the Closing Date and outstanding at such time exceeds $25,000,000.
Subject to satisfaction of the foregoing criteria, the term "Permitted Non-Control Investment" shall include (a) any investment arising as a result of sales or other dispositions of common stock of a Guarantor permitted pursuant to this Agreement, (b) transfers of assets to or other investments in entities that are neither Controlled Non-Guarantor Entities nor Guarantors and (c) the granting of any Guarantee of any Indebtedness of any such entity.

          "PERMITTED NON-GUARANTOR TRANSACTIONS" shall mean any of the transactions described in the following clauses (a) through (d), other than any Permitted CBHS Investment: (a) any transfer of assets by the Parent Borrower, any Subsidiary Borrower or any Guarantor to a Controlled Non-Guarantor Entity, (b) investments by the Parent Borrower, any Subsidiary Borrower or any Guarantor in Controlled Non-Guarantor Entities, (c) Guarantees by the Parent Borrower, any Subsidiary Borrower or any Guarantor of any Indebtedness of Controlled Non-Guarantor Entities or (d) any transaction that causes any Guarantor to become a Controlled Non-Guarantor Entity, in each case so long as, after giving effect to any such transaction, the sum of (i) the fair market value of all assets transferred to Controlled Non-Guarantor Entities (such value to be determined with respect to each asset as of the time such asset was transferred), (ii) the amount of then-outstanding investments in Controlled Non-Guarantor Entities, (iii) the then-outstanding principal amount of Indebtedness of the Controlled Non-Guarantor Entities Guaranteed by the Parent Borrower, any Subsidiary Borrower or any Guarantor, (iv) the value of the equity interests retained by the Parent Borrower, any Subsidiary Borrower or any Guarantor in all Controlled Non-Guarantor Entities that became Controlled Non-Guarantor Entities as the result of a Permitted Non-Guarantor Transaction effected after the Closing Date (such value to be determined with respect to each Controlled Non-

Guarantor Entity as of the time the relevant Permitted Non-Guarantor Transaction occurred) and (v) the then-outstanding amount of Permitted CBHS Investments and Permitted CBHS Lease Transaction Amounts that have been allocated to, and treated as, Permitted Non-Guarantor Transactions pursuant to the definition of the term "Permitted CBHS Investment", shall not exceed $25,000,000 plus the amount, if any, by which $25,000,000 exceeds the amount of Permitted Non-Control Investments made after the Closing Date and outstanding at the time of such transaction; PROVIDED, FURTHER, that after giving effect to any such Permitted Non-Guarantor Transaction, (i) the Parent Borrower shall be in compliance, on a pro forma basis, with all covenants set forth in this Agreement, including then effective covenants contained in Sections 6.10, 6.11, 6.12, 6.13 and 6.14, which shall be recomputed as at the last day of the most recently ended fiscal quarter (for which financial information has been delivered pursuant to Section 5.04) of the Parent Borrower as if such transaction had occurred on the first day of each relevant period for testing such compliance, and the Parent Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect for any investment in excess of $7,500,000 and (ii) on the date of such transaction and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

          "PERMITTED POST-CLOSING CRESCENT TRANSACTION" shall mean a sale, transfer or other disposition of assets or property related to the behavioral healthcare businesses that are acquired by the Parent Borrower or any Subsidiary after the Closing Date to Crescent, CBHS or any of their respective subsidiaries in accordance with the REIT Purchase Agreement, PROVIDED that (a) each such sale, transfer or other disposition shall be consummated within 90 days of the acquisition thereof by the Parent Borrower or any Subsidiary, (b) such sale, transfer or other disposition is for consideration not less than the fair market value of such assets or property sold, transferred or disposed of (as determined in good faith by a Financial Officer of the Parent Borrower) and the purchase price paid therefor by the Parent Borrower or such Subsidiary; PROVIDED, HOWEVER, that in the event that the assets or property sold, transferred or otherwise disposed of to Crescent are a part of a larger group of assets or property acquired by the Parent Borrower or any Subsidiary, then the Parent Borrower shall deliver a certificate of a Financial Officer that (i) sets forth in reasonable detail the derivation of the value allocated to such assets or property sold, transferred or otherwise disposed of to Crescent and (ii) certifies that such allocated value and the consideration paid by Crescent for such assets or property is not less than the fair market value of such assets or property and not less than the purchase price paid therefor by the Parent or such Subsidiary, (c) the Parent Borrower shall be in compliance, on a PRO FORMA basis, with all covenants set forth in this Agreement, including then effective covenants contained in Sections 6.10, 6.11, 6.12, 6.13 and 6.14, which shall be recomputed as at the last day of the most recently ended fiscal quarter (for which financial information has been delivered pursuant to Section 5.04) of the Parent Borrower as if such sale, transfer or other disposition had occurred on the first day of each relevant period for testing such compliance, and the Parent Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect for any sale, transfer or other disposition in excess of $10,000,000 and (d) on the date of such sale, transfer or other disposition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

          "PERMITTED RESTRICTIONS" shall mean, with respect to any Controlled Venture, provisions contained in the governing documents of such Controlled Venture, that prohibit or otherwise restrict the making of distributions by such Controlled Venture (a) at any time such Controlled

Venture has outstanding Indebtedness to any owner of equity interests thereof, (b) in the case of Controlled Ventures that are subject to taxation as a partnership under the Code, to the extent that such distributions would cause any owner of equity interests thereof to have a negative balance in its capital account, (c) without the approval of at least a majority of the (i) directors, (ii) managers, managing members or members, (iii) general partners or (iv) the persons or governing body performing a similar function as any of the foregoing, (d) to the extent such distribution would be prohibited by any applicable law, rule, regulation, order, approval, license or other restriction issued or imposed by any Governmental Authority, (e) out of or through the use of funds of such Controlled Venture that the directors, managers, managing members, members, general partners (or persons or governing body performing similar functions) have reasonably determined are necessary to pay such Controlled Venture's current and anticipated cash obligations, including operating expenses, debt service, acquisitions, capital expenditures and reasonable reserves, or (f) under other circumstances that are consented to in writing by the Administrative Agent with respect to such Controlled Venture.

          "PERMITTED STOCK REPURCHASE" shall mean (a) any repurchase by the Parent Borrower of shares of its common stock or (b) any repurchase by the Parent Borrower of any stock option held by any director, officer or employee, and any amount paid by the Parent Borrower in respect of the cancelation or termination of any such stock option, in each case, so long as (i) after giving effect to such repurchase, cancelation or termination, (A) the Parent Borrower shall be in compliance, on a PRO FORMA basis, with all covenants set forth in this Agreement, including then effective covenants contained in Sections 6.10, 6.11, 6.12, 6.13 and 6.14, which shall be recomputed as at the last day of the most recently ended fiscal quarter (for which financial information has been delivered pursuant to Section 5.04) of the Parent Borrower as if such repurchase had occurred on the first day of each relevant period for testing such compliance, and (B) on the date of such repurchase and immediately after giving effect thereto, no Default or Event of Default shall exist, (ii) the aggregate amount expended by the Parent Borrower in connection with all Permitted Stock Repurchases shall not exceed during the term of this Agreement $10,000,000 and
(iii) after giving effect to any such repurchase, the aggregate amount of cash and cash equivalents on the Parent Borrower's consolidated balance sheet PLUS the remaining available balance of the Total Revolving Credit Commitment shall be at least equal to $50,000,000.

          "PERMITTED SUBORDINATED INDEBTEDNESS" shall mean (a) the Existing Parent Borrower Notes not repurchased or redeemed pursuant to the Parent Borrower Debt Tender Offer, (b) the Existing Merit Notes not repurchased or redeemed pursuant to the Merit Debt Tender Offer, (c) the Subordinated Notes and
(d) any other Indebtedness of the Parent Borrower that is subordinated to the Obligations, PROVIDED that (i) such Indebtedness has a maturity that is after the Tranche C Maturity Date, (ii) such Indebtedness bears interest at a rate consistent with the market at the time of issuance for similar Indebtedness;
(iii) such Indebtedness shall contain subordination and intercreditor provisions that are no more favorable in any material respect to the holders thereof than the subordination and intercreditor provisions contained in the Subordinated Notes Indenture; (iv) the negative financial covenants (if any) of such Indebtedness shall not require the Parent Borrower to maintain any specified financial condition except as a condition to the taking of certain actions; and
(v) each of the covenants, events of default and other provisions thereof (including any Guarantees thereof) shall be no less favorable to the Lenders in any material respect than those contained in the Subordinated Notes Indenture.

          "PERSON" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

          "PLAN" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or
Section 412 of the Code or Section 307 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

          "PLEDGE AGREEMENT" shall mean the Pledge Agreement, substantially in the form of Exhibit G, among the Parent Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

          "PREPAYMENT EVENT" shall mean any event requiring a mandatory prepayment of Term Loans described in Section 2.13(a), 2.13(b), 2.13(c) or 2.13(d) or a prepayment of Revolving Loans required pursuant to Section 2.13(g) as a result of a mandatory commitment reduction pursuant to Section 2.13(f).

          "PROPERTIES" shall have the meaning assigned to such term in
Section 3.17(a).

          "PRO RATA PERCENTAGE" of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Revolving Credit Lender's Revolving Credit Commitment.

          "REAL ESTATE FOR SALE" shall mean the real property and improvements having a book value of $18,456,000 set aside by the Parent Borrower for sale as set forth in the Parent Borrower's consolidated balance sheet as of September 30, 1997, and described on Schedule 1.01(d).

          "REFINANCING INDEBTEDNESS" shall have the meaning assigned to such term in Section 6.01(n).

          "REGISTER" shall have the meaning given such term in Section 9.04(d).

          "REGULATION G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATION T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATION U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATION X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REIT PURCHASE AGREEMENT" shall mean the Real Estate Purchase and Sale Agreement dated as of January 29, 1997, as amended, between the Parent Borrower and Crescent.

          "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

          "REMEDIAL ACTION" shall mean (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:
(i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, the actions described in clause (i) or (ii) above.

          "REQUIRED LENDERS" shall mean, at any time, Lenders having Revolving Loans, Term Loans, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing at least a majority of the sum of all Revolving Loans, Term Loans outstanding, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time.

          "RESPONSIBLE OFFICER" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

          "REVOLVING CREDIT BORROWING" shall mean a Borrowing comprised of Revolving Loans.

          "REVOLVING CREDIT COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on
Schedule 2.01(b), or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, 2.13 or 2.21 and
(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

          "REVOLVING CREDIT EXPOSURE" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's L/C Exposure.

          "REVOLVING CREDIT LENDER" shall mean a Lender with a Revolving Credit Commitment.

          "REVOLVING CREDIT MATURITY DATE" shall mean the date that is six years after the Closing Date.

          "REVOLVING LOANS" shall mean the revolving loans made by the Lenders to the Borrowers pursuant to Section 2.01(b). Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

          "RIGHTS PLAN" shall mean the Rights Agreement dated as of July 21, 1992, between the Parent Borrower and First Union Bank of North Carolina, as Rights Agent (as defined therein).

          "SECURED PARTIES" shall have the meaning assigned to such term in the Security Agreement.

          "SECURITY AGREEMENT" shall mean the Security Agreement, substantially in the form of Exhibit H, among the Parent Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

          "SECURITY DOCUMENTS" shall mean the Security Agreement, the Pledge Agreement, the Collateral Assignment and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

          "SENIOR DEBT" shall mean Total Debt but excluding all Permitted Subordinated Indebtedness.

          "SENIOR DEBT RATIO" shall mean, as of the last day of any fiscal quarter, the ratio of (a) Senior Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.

          "SPECIFIED ACQUIRED ENTITY" shall mean any Subsidiary that is an Acquired Entity with respect to which the Borrowers have not complied with any of the provisions of Section 5.11 because of the proviso to Section 6.05(d).

          "SPECIFIED ENTITY" shall mean any Specified Acquired Entity, any Specified Joint Venture or any Specified Newly Formed Subsidiary.

          "SPECIFIED JOINT VENTURE" shall mean any joint venture that is formed or entered into by the Borrowers or any Guarantor after the Closing Date if the granting by the Borrowers or any Guarantor of a security interest in the capital stock owned by the Borrowers or such Guarantor in such joint venture would violate applicable law or any regulation, rule, order, approval, license or other restriction issued or imposed by any Governmental Authority.

          "SPECIFIED NEWLY FORMED SUBSIDIARY" shall mean any Subsidiary that
(a) is formed by the Borrowers or any Guarantor after the Closing Date and
(b) with respect to which compliance with Section 5.11 would violate applicable law or any regulation, rule, order, approval, license or other restriction issued or imposed by any Governmental Authority.

          "STATUTORY RESERVES" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject with respect to the Adjusted LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation
D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "SUBORDINATED NOTES" shall mean the Parent Borrower's 9% Senior Subordinated Notes due 2008 issued on the Closing Date in accordance with
Section 4.01(n) (and shall include any substantially identical senior subordinated notes of the Parent Borrower in the same aggregate principal amount issued after the Closing Date in exchange therefor pursuant to a registered exchange offer or shelf registration statement in accordance with the indenture governing such senior subordinated notes).

          "SUBORDINATED NOTES INDENTURE" shall mean the Indenture dated as of February 12, 1998, between the Parent Borrower and Marine Midland Bank, as Trustee, relating to the Subordinated Notes, as the same may be amended and supplemented from time to time in accordance with the terms hereof and thereof.

          "SUBSIDIARY" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "SUBSIDIARY" shall mean any subsidiary of the Parent Borrower.

          "SUBSIDIARY BORROWER" shall mean each wholly owned Domestic Subsidiary Guarantor that executes a New Borrower Agreement in accordance with Section 2.23 and that has not ceased to be a Subsidiary Borrower in accordance with such Section.

          "SUBSIDIARY BORROWER TERMINATION" shall mean any termination executed by the Parent Borrower in accordance with Section 2.23 and substantially in the form of Exhibit C-3.

          "SUBSIDIARY NON-GUARANTORS" shall mean any Subsidiary that is not a Guarantor.

          "SYNDICATION AGENT" shall have the meaning assigned to such term in the preamble to this Agreement.

          "TERM BORROWING" shall mean a Borrowing comprised of Term Loans.

          "TERM LOAN COMMITMENTS" shall mean the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment and the Tranche C Term Loan Commitment.

          "TERM LOAN REPAYMENT DATES" shall mean the Tranche A Term Loan Repayment Dates, the Tranche B Term Loan Repayment Dates and the Tranche C Term Loan Repayment Dates.

          "TERM LOANS" shall mean the term loans made by the Lenders pursuant to
Section 2.01(a). Each Term Loan shall be a Eurodollar Term Loan or an ABR Term Loan.

          "TOTAL DEBT" shall mean, with respect to the Parent Borrower and the Subsidiaries on a consolidated basis at any time, all Indebtedness of the Parent Borrower and the Subsidiaries which at such time would be required to be reflected as a liability for borrowed money on a consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries prepared in accordance with GAAP, PLUS (without duplication) the maximum undrawn amount of any outstanding letters of credit issued pursuant to this Agreement (it being understood that such letters of credit shall not be included in "Total Debt" to the extent such letters of credit are issued (i) to support Indebtedness and the amount of such Indebtedness has been included in "Total Debt" or (ii) to support obligations not constituting "Indebtedness" as defined herein and, in the case of clause (ii), there are no unreimbursed drawings or other unreimbursed payments made in respect thereof).

          "TOTAL REVOLVING CREDIT COMMITMENT" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

          "TRANCHE A BORROWING" shall mean a Borrowing comprised of Tranche A Term Loans.

          "TRANCHE A LENDER" shall mean a Lender with a Tranche A Term Loan Commitment.

          "TRANCHE A MATURITY DATE" shall mean the date that is six years after the Closing Date.

          "TRANCHE A TERM LOAN COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche A Term Loans hereunder as set forth in Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche A Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and
(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

          "TRANCHE A TERM LOAN REPAYMENT AMOUNT" shall have the meaning assigned to such term in Section 2.12(a).

          "TRANCHE A TERM LOAN REPAYMENT DATES" shall have the meaning assigned to such term in Section 2.12(a).

          "TRANCHE A TERM LOANS" shall mean the term loans made by the Lenders pursuant to Section 2.01(a)(i).

          "TRANCHE B BORROWING" shall mean a Borrowing comprised of Tranche B Terms Loans.

          "TRANCHE B LENDER" shall mean a Lender with a Tranche B Term Loan Commitment.

          "TRANCHE B MATURITY DATE" shall mean the date that is seven years after the Closing Date.

          "TRANCHE B TERM LOAN COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche B Term Loans hereunder as set forth in Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche B Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and
(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

          "TRANCHE B TERM LOAN REPAYMENT AMOUNT" shall have the meaning assigned to such term in Section 2.12(b).

          "TRANCHE B TERM LOAN REPAYMENT DATES" shall have the meaning assigned to such term in Section 2.12(b).

          "TRANCHE B TERM LOANS" shall mean the term loans made by the Lenders pursuant to Section 2.01(a)(ii).

          "TRANCHE C BORROWING" shall mean a Borrowing comprised of Tranche C Term Loans.

          "TRANCHE C LENDER" shall mean a Lender with a Tranche C Term Loan Commitment.

          "TRANCHE C MATURITY DATE" shall mean the date that is eight years after the Closing Date.

          "TRANCHE C TERM LOAN COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche C Term Loans hereunder as set forth in Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche C Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and
(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

          "TRANCHE C TERM LOAN REPAYMENT AMOUNT" shall have the meaning assigned to such term in Section 2.12(c).

          "TRANCHE C TERM LOAN REPAYMENT DATES" shall have the meaning assigned to such term in Section 2.12(c).

          "TRANCHE C TERM LOANS" shall mean the term loans made by the Lenders pursuant to Section 2.01(a)(iii).

          "TRANSACTION DOCUMENTS" shall mean the Merger Agreement and all other agreements to be entered into by the Parent Borrower or any Subsidiary pursuant thereto or in connection therewith.

          "TRANSACTIONS" shall mean (a) all transactions contemplated by the Transaction Documents and the Loan Documents and (b) the Green Spring Transaction.

          "TYPE", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

          "U.S. GOVERNMENT OBLIGATIONS" shall mean and include (a) securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt and (b) to the extent in each case having an S&P equivalent rating of AAA, obligations issued or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, the Student Loan Marketing Association and the Federal Home Loan Bank.

          "WARRANT AGREEMENTS" shall mean (a) the Warrant Purchase Agreement dated as of January 29, 1997, between the Parent Borrower and Crescent, and
(b) the Warrant Purchase Agreement dated as of June 17, 1997, between the Parent Borrower and the Crescent Affiliate.

          "WHOLLY OWNED SUBSIDIARY" of any person shall mean a subsidiary of such person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

          "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. TERMS GENERALLY. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05(a).


                                      ARTICLE II

                                     THE CREDITS

          SECTION 2.01. COMMITMENTS. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

          (i) each Tranche A Lender agrees, severally and not jointly, to make a Tranche A Term Loan or Loans to the Parent Borrower and/or Merit on the Closing Date in an aggregate principal amount not to exceed the Tranche A Term Loan Commitment.

          (ii) each Tranche B Lender agrees, severally and not jointly, to make a Tranche B Term Loan or Loans to the Parent Borrower and/or Merit on the Closing Date in an aggregate principal amount not to exceed the Tranche B Term Loan Commitment.

          (iii) each Tranche C Lender agrees, severally and not jointly, to make a Tranche C Term Loan or Loans to the Parent Borrower and/or Merit on the Closing Date in an aggregate principal amount not to exceed the Tranche C Term Loan Commitment.

          (b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's Revolving
Credit Exposure at such time exceeding the Revolving Credit Commitment.

          (c) Within the limits set forth in paragraph (b) above, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans on or after the Closing Date and prior to the Revolving Credit Maturity Date, subject to the terms, conditions and limitations set forth herein. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

          SECTION 2.02. LOANS. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to
Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

          (b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than 15 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, only Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

          (c)  Except with respect to Loans deemed made pursuant to
Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall by 12:00 (noon), New York City time, credit the amounts so received to a domestic account designated in the applicable Borrowing Request (provided that such designated account shall be an account of a Borrower or a Guarantor) or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of any Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

          (e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Tranche A Borrowing, Tranche B Borrowing, Tranche C Borrowing or Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Tranche A Maturity Date, the Tranche B Maturity Date, the Tranche C Maturity Date or the Revolving Credit Maturity Date, respectively.

          (f) If an Issuing Bank shall not have received from the applicable Borrower any payment required to be made to such Issuing Bank by Section 2.22(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Credit Lender's Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Revolving Credit Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Revolving Credit Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of such Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Revolving Credit Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

          SECTION 2.03. BORROWING PROCEDURE. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the applicable Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing (and in the case of a Term Borrowing the Commitments pursuant to which the Loans comprising such Borrowing are to be made), and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business
Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this
Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

          SECTION 2.04. EVIDENCE OF DEBT; REPAYMENT OF LOANS. (a) The Borrowers, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.12 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor and each Lender's share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

          (e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

          SECTION 2.05. FEES. (a) The Borrowers agree to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year (calculated to such last Business Day, as applicable, of March, June, September and December) and on the date on which the applicable Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "COMMITMENT FEE") equal to the Applicable Percentage per annum in effect from time to time on the average daily unused amount of the Commitments of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the applicable Commitments of such Lender shall expire or be terminated), PROVIDED that the aggregate fees payable on any such day shall not exceed the amount that would have been payable if no assignment of any Lender's interest had occurred during the applicable three month period. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the applicable Commitment of such Lender shall expire or be terminated as provided herein.

          (b) The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the "ADMINISTRATIVE AGENT FEES").

          (c) The Borrowers agree to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year (calculated to such last Business Day, as applicable, of March, June, September and December) and on the date on which the Revolving Credit Commitment of such Revolving Credit Lender shall be terminated as provided herein, a fee (an "L/C PARTICIPATION FEE") calculated on such Revolving Credit Lender's Pro Rata Percentage of the average daily aggregate
L/C Exposure (excluding the portion thereof attributable to unreimbursed
L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, PROVIDED that the aggregate fees payable on any such day shall not exceed the amount that would have been payable if no assignment of any Revolving Credit Lender's interest had occurred during the applicable three month period, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by it, (x) a fee equal to 0.125% per annum of the face amount of such Letter of Credit, payable quarterly in arrears on the last Business Day of each quarter (calculated to such last Business Day, as applicable, of March, June, September and December) and (y) the standard issuance and administration fees specified from time to time by such Issuing Bank (the "ISSUING BANK FEES"). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the respective Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

          SECTION 2.06.  INTEREST ON LOANS.  (a)  Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus (i) in the case of Tranche A Term Loans and Revolving Loans, the Applicable Percentage with respect to ABR Loans in effect from time to time, (ii) in the case of Tranche B Term Loans, 1.50% and (iii) in the case of Tranche C Term Loans, 1.75%.

          (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (i) in the case of Tranche A Term Loans and Revolving Loans, the Applicable Percentage with respect to Eurodollar Loans in effect from time to time, (ii) in the case of Tranche B Term Loans, 2.50% and (iii) in the case of Tranche C Term Loans, 2.75%.

          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.07. DEFAULT INTEREST. If the Borrowers shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrowers shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to, but excluding, the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to
Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the sum of the Alternate Base Rate plus 2.00%.

          SECTION 2.08. ALTERNATE RATE OF INTEREST. If, and on each occasion that, on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative

Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrowers for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.09. TERMINATION AND REDUCTION OF COMMITMENTS. (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Credit Commitments and the
L/C Commitments shall automatically terminate on the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments and L/C Commitments shall automatically terminate at 5:00 p.m., New York City time, on March 31, 1998, if the initial Credit Event shall not have occurred by such time.

          (b) Upon at least two Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments, the Tranche C Term Loan Commitments or the Revolving Credit Commitments; PROVIDED, HOWEVER, that (i) each partial reduction of the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments, the Tranche C Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Credit Exposure at the time.

          (c) Each reduction in the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments, the Tranche C Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their Tranche A Term Loan Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments and Revolving Credit Commitments, respectively. The Borrowers shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

          SECTION 2.10. CONVERSION AND CONTINUATION OF BORROWINGS. The applicable Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and
(c) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

          (i) subject to Section 2.15, each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

          (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

          (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;

          (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

          (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

          (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

          (vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such repayment date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

          (viii) upon notice to the Borrowers from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

          Each notice pursuant to this Section 2.10 shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the applicable Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

          SECTION 2.11. PREPAYMENT. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least two Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent before 11:00 a.m., New York City time; PROVIDED, HOWEVER, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

          (b) Subject to paragraph (d) below, optional prepayments of Term Loans shall be allocated pro rata among the then outstanding Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans and applied pro rata against the remaining scheduled installments of principal due in respect of the Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans under Sections 2.12(a), (b) and (c), respectively.

          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrowers to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this
Section 2.11 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

          (d) Any Tranche B Lender or Tranche C Lender may elect, by notice to the Administrative Agent in writing (or by telephone or telecopy promptly confirmed in writing) at least one Business Day prior to any prepayment of Tranche B Term Loans or Tranche C Term Loans, as applicable, to be made by the Borrowers for the account of such Lender pursuant to this Section 2.11, to cause all or a portion of such prepayment to be applied instead to prepay Tranche A Term Loans in accordance with paragraph (b) above, PROVIDED that the Tranche B Lenders and the Tranche C Lenders shall be entitled to make such election only if and to the extent Tranche A Term Loans are outstanding at the time thereof.

          SECTION 2.12. REPAYMENT OF TERM BORROWINGS. (a) The Borrowers shall pay to the Administrative Agent, for the account of the Tranche A Lenders, on the dates set forth below or, if any such date is not a Business Day, on the next preceding Business Day (each such date being a "TRANCHE A TERM LOAN REPAYMENT DATE"), a principal amount of the Tranche A Term Loans (such amount, as adjusted from time to time pursuant to this Section 2.12 and Sections 2.11 and 2.13, being called the "TRANCHE A TERM LOAN REPAYMENT AMOUNT") equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:


                     Date                       Amount
                     ----                       ------

               March 31, 1998                $         0
               June 30, 1998                 $         0
               September 30, 1998            $         0
               December 31, 1998             $         0
               March 31, 1999                $ 5,500,000
               June 30, 1999                 $ 5,500,000
               September 30, 1999            $ 5,500,000
               December 31, 1999             $ 5,500,000
               March 31, 2000                $ 7,500,000
               June 30, 2000                 $ 7,500,000
               September 30, 2000            $ 7,500,000
               December 31, 2000             $ 7,500,000
               March 31, 2001                $ 9,000,000
               June 30, 2001                 $ 9,000,000
               September 30, 2001            $ 9,000,000
               December 31, 2001             $ 9,000,000
               March 31, 2002                $12,000,000
               June 30, 2002                 $12,000,000
               September 30, 2002            $12,000,000
               December 31, 2002             $12,000,000
               March 31, 2003                $12,000,000
               June 30, 2003                 $12,000,000
               September 30, 2003            $12,000,000
               Tranche A Maturity Date       $11,333,333

          (b) The Borrowers shall pay to the Administrative Agent, for the account of the Tranche B Lenders, on the dates set forth below or, if any such date is not a Business Day, on the next preceding Business Day (each such date being a "TRANCHE B TERM LOAN REPAYMENT DATE"), a principal amount of the Tranche B Term Loans (such amount, as adjusted from time to time pursuant to this Section 2.12 and Sections 2.11 and 2.13, being called the "TRANCHE B TERM LOAN REPAYMENT AMOUNT") equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:


                     Date                       Amount
                     ----                       ------
               March 31, 1998                $         0
               June 30, 1998                 $         0
               September 30, 1998            $         0
               December 31, 1998             $         0
               March 31, 1999                $   550,000
               June 30, 1999                 $   550,000
               September 30, 1999            $   550,000
               December 31, 1999             $   550,000
               March 31, 2000                $   550,000
               June 30, 2000                 $   550,000
               September 30, 2000            $   550,000

                     Date                       Amount
                     ----                       ------
               December 31, 2000             $   550,000
               March 31, 2001                $   550,000
               June 30, 2001                 $   550,000
               September 30, 2001            $   550,000
               December 31, 2001             $   550,000
               March 31, 2002                $   550,000
               June 30, 2002                 $   550,000
               September 30, 2002            $   550,000
               December 31, 2002             $   550,000
               March 31, 2003                $13,750,000
               June 30, 2003                 $13,750,000
               September 30, 2003            $13,750,000
               December 31, 2003             $13,750,000
               March 31, 2004                $29,900,000
               June 30, 2004                 $29,900,000
               September 30, 2004            $29,900,000
               Tranche B Maturity Date       $29,833,333

          (c) The Borrowers shall pay to the Administrative Agent, for the account of the Tranche C Lenders, on the dates set forth below or, if any such date is not a Business Day, on the next preceding Business Day (each such date being a "Tranche C Term Loan Repayment Date"), a principal amount of the Tranche C Term Loans (such amount, as adjusted from time to time pursuant to this Section 2.12 and Sections 2.11 and 2.13 being called the "Tranche C Term Loan Repayment Amount") equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

                     Date                       Amount
                     ----                       ------
               March 31, 1998                $         0
               June 30, 1998                 $         0
               September 30, 1998            $         0
               December 31, 1998             $         0
               March 31, 1999                $   550,000
               June 30, 1999                 $   550,000
               September 30, 1999            $   550,000
               December 31, 1999             $   550,000
               March 31, 2000                $   550,000
               June 30, 2000                 $   550,000
               September 30, 2000            $   550,000
               December 31, 2000             $   550,000
               March 31, 2001                $   550,000
               June 30, 2001                 $   550,000
               September 30, 2001            $   550,000
               December 31, 2001             $   550,000
               March 31, 2002                $   550,000

               June 30, 2002                 $   550,000
               September 30, 2002            $   550,000
               December 31, 2002             $   550,000
               March 31, 2003                $   550,000
               June 30, 2003                 $   550,000
               September 30, 2003            $   550,000
               December 31, 2003             $   550,000
               March 31, 2004                $13,750,000
               June 30, 2004                 $13,750,000
               September 30, 2004            $13,750,000
               December 31, 2004             $13,750,000
               March 31, 2005                $29,400,000
               June 30, 2005                 $29,400,000
               September 30, 2005            $29,400,000
               Tranche C Maturity Date       $29,133,334

          (d) In the event and on each occasion that any Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Term Loan Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction or shall expire or terminate, as applicable.

          (e) To the extent not previously paid, all Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans shall be due and payable on the Tranche A Maturity Date, the Tranche B Maturity Date and the Tranche C Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

          (f)  All repayments pursuant to this Section 2.12 shall be subject to
Section 2.16, but shall otherwise be without premium or penalty.

          SECTION 2.13.  MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS.
(a) Not later than the third Business Day following the completion of any Asset Sale or any transaction described in Section 6.05(f), the Borrowers shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Sections 2.13(e) and 2.13(f); provided, however, that no such prepayment shall be required until the September 30 that is immediately after the completion of any such Asset Sale if the applicable Net Cash Proceeds plus all other Net Cash Proceeds that have yet to be applied in accordance with this Section 2.13(a) are less than $5,000,000.

          (b) No later than the earlier of (i) 120 days after the end of each fiscal year of the Parent Borrower, commencing with the fiscal year ending on September 30, 1999, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Parent Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to 75% of Excess Cash Flow for the fiscal year then ended.

          (c) In the event that any Borrower or any Guarantor shall receive Net Cash Proceeds from the issuance of Indebtedness for money borrowed of any Borrower or any Subsidiary (other than Indebtedness for money borrowed permitted pursuant to Section 6.01(h), Section 6.01(i) or Section 6.01(n)), the Borrowers shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(e); PROVIDED, HOWEVER, that no such prepayment shall be required until the September 30 that is immediately after such issuance if the applicable Net Cash Proceeds plus all other Net Cash Proceeds that have yet to be applied in accordance with this Section 2.13(c) are less than $5,000,000.

          (d) In the event that any Borrower or any Guarantor shall receive Net Cash Proceeds from an Equity Issuance, the Borrowers shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with
Section 2.13(e); PROVIDED, HOWEVER, that no such prepayment shall be required until the September 30 that is immediately after such issuance if the applicable Net Cash Proceeds plus all other Net Cash Proceeds that have yet to be applied in accordance with this Section 2.13(d) are less than $5,000,000.

          (e) Subject to paragraph (j) below, mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata among the then outstanding Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans and applied pro rata against the remaining scheduled installments of principal due in respect of Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans under Sections 2.12(a), (b) and (c), respectively.

          (f)  In the event that, upon the occurrence of any event described in
Section 2.13(a), no Term Loans are outstanding (or the amount required to be applied pursuant to such Section exceeds the aggregate principal amount of outstanding Term Loans), Revolving Credit Commitments shall be reduced PRO RATA by the amount of the prepayment that would have been required in respect of Term Loans had there been Term Loans outstanding (after giving effect to any prepayment thereof); PROVIDED, HOWEVER, that no such reduction shall be required until the September 30 that is immediately after such event if the applicable Net Cash Proceeds PLUS all other Net Cash Proceeds that have yet to be applied in accordance with this Section 2.13(f) are less than $5,000,000. The Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders, on the date of each termination or reduction pursuant to this Section 2.13(f), the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

          (g) In the event of any termination of all the Revolving Credit Commitments, the Borrowers shall repay or prepay all outstanding Revolving Credit Borrowings on the date of such termination. In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrowers and the Revolving Credit Lenders of the Aggregate Credit Exposure after giving effect thereto and (ii) if the Aggregate Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect to such reduction, then the Borrowers shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such excess.

          (h) If following any reduction of the Total Revolving Credit Commitment pursuant to Section 2.13(f) and any payments required pursuant to
Section 2.13(g), the Total Revolving Credit Commitment is less than the
L/C Exposure, the Borrowers shall, on the date of such reduction, replace outstanding Letters of Credit or deposit an amount in cash in a collateral account established with the Collateral Agent in accordance with
Section 2.22(j), in an amount equal to the amount that the L/C Exposure exceeds the Total Revolving Credit Commitment upon such date of reduction.

          (i) Amounts to be applied pursuant to this Section 2.13 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall, at the option of the Parent Borrower, be applied to prepay Eurodollar Loans immediately and/or shall be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account
(i) allocable to Term Loans to prepay Eurodollar Term Loans and (ii) allocable to Revolving Loans to prepay Eurodollar Revolving Loans, in each case on the last day of their respective Interest Periods (or, at the direction of the Parent Borrower, on any earlier date) until all outstanding Term Loans or Revolving Loans, as the case may be, have been prepaid or until all the allocable cash on deposit with respect to such Loans has been exhausted. For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by the Parent Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (i). The Administrative Agent will, at the request of the Parent Borrower, invest amounts on deposit in the Prepayment Account in Permitted Investments that mature prior to the last day of the applicable Interest Periods of the Eurodollar Term Borrowings or Eurodollar Revolving Borrowings to be prepaid, as the case may be; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Parent Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Borrowings on the last day of the applicable Interest Period is not less than the amount that would have been available had no investments been made pursuant thereto. Any interest earned on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. The Parent Borrower hereby grants to the Administrative Agent, for its benefit and the benefit of the Issuing Banks and the Lenders, a security interest in the Prepayment Account to secure the Obligations.

          (j) Other than with respect to Net Cash Proceeds received (i) from an Equity Issuance prior to the first anniversary of the Closing Date or (ii) in connection with a Permitted CBHS Sale, any Tranche B Lender or Tranche C Lender may elect, by notice to the Administrative Agent in writing (or by telephone or telecopy promptly confirmed in writing) at least one Business Day prior to any prepayment of Tranche B Term Loans or Tranche C Term Loans required to be made by the Borrowers for the account of such Lender pursuant to this Section 2.13, to cause all or a portion of such prepayment to be applied instead to prepay Tranche A Term Loans in accordance with paragraph (e) above, provided that the Tranche B Lenders and Tranche C Lenders shall be entitled to make such election only if and to the extent Tranche A Term Loans are outstanding at such time.

          (k) The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Parent Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

          SECTION 2.14.  RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES.
(a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or an Issuing Bank of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or Issuing Bank by the jurisdiction in which such Lender or Issuing Bank has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or an Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender or Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or Issuing Bank to be material, then the Borrowers will pay to such Lender or Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or an Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or an Issuing Bank or any Lender's or Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Borrowers shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.

          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or an Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrowers and shall be conclusive absent manifest error. Such certificate (i) shall set forth in reasonable detail the conditions giving rise to a circumstance or situation under Section 2.14(a) or (b), and
(ii) shall set forth the calculations of the amounts to be paid by the applicable Borrower (which calculations shall be made in the same manner as for similar outstanding loans made by such Lender of a similar type and amount as Loans by such Lender under this Agreement to persons of creditworthiness similar to that of the Parent Borrower), and, if made in accordance with this sentence, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

          SECTION 2.15. CHANGE IN LEGALITY. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent:

          (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

          (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

If any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

          (b) For purposes of this Section 2.15, a notice to the Borrowers by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

          SECTION 2.16. INDEMNITY. The Borrowers, jointly and severally, shall indemnify each Lender against any loss (but excluding lost profits) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrowers hereunder (any of the events referred to in this clause (a) being called a "BREAKAGE EVENT") or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

          SECTION 2.17.  PRO RATA TREATMENT.  Except as required under
Sections 2.11(d), 2.13(j) and 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments or Term Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such applicable Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

          SECTION 2.18. SHARING OF SETOFFS. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrowers or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Revolving Loans and Term Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Revolving Loans and Term Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans and Term Loans and L/C Exposure, as the case may be, of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and Term Loans and L/C Exposure and participations in Revolving Loans and Term Loans and
L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans and Term Loans and L/C Exposure then outstanding as the principal amount of its Revolving Loans and Term Loans and L/C Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans and Term Loans and L/C Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; PROVIDED, HOWEVER, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrowers expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Revolving Loan and Term Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrowers in the amount of such participation.

          SECTION 2.19. PAYMENTS. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the respective Issuing Banks, and other than payments pursuant to Sections 2.14, 2.16, 2.20 and 9.05, which shall be made to the persons entitled thereto) shall be made to the Administrative Agent at its offices at One Chase Manhattan Plaza, 8th Floor,
New York, New York 10081.

          (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

          SECTION 2.20. TAXES. (a) Any and all payments by or on behalf of the Borrowers or any Loan Party hereunder and under any other Loan Document shall be made, in accordance with Section 2.19, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding
(i) income taxes imposed on the net income of the Administrative Agent, any Lender or either Issuing Bank (or any permitted assignee thereof, (any such entity a "Transferee")) and (ii) franchise taxes imposed on the net income of the Administrative Agent, any Lender or an Issuing Bank (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent, such Lender or an Issuing Bank (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Borrowers or any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Administrative Agent, any Lender or an Issuing Bank (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, such Lender or an Issuing Bank (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers or such Loan Party shall make such deductions and (iii) the Borrowers or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrowers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").

          (c) The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank (or Transferee) for the full amount of Taxes and Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent, a Lender or an Issuing Bank (or Transferee), or the Administrative Agent on its behalf and accompanied by a copy of any relevant notices received from a Governmental Authority and any return or form prepared or filed by the Administrative Agent, a Lender or an Issuing Bank (or Transferee) in connection with such payment or liability, absent manifest error, shall be conclusive for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent, any Lender or any Issuing Bank (or Transferee), as the case may be, makes written demand therefor.

          (d) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrowers or any other Loan Party to the relevant Governmental Authority, the Borrowers or such other Loan Party will deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

          (e) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Parent Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.20(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.20(e) that such Non-U.S. Lender is not legally able to deliver.

          (f) The Borrowers shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan or a Letter of Credit; provided, however, that this paragraph (f) shall not apply (x) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, transfer or designation made at the request of the Borrowers and (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (e) above.

          (g) Nothing contained in this Section 2.20 shall require any Lender or Issuing Bank (or any Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

          SECTION 2.21. ASSIGNMENT OF COMMITMENTS UNDER CERTAIN CIRCUMSTANCES; DUTY TO MITIGATE. (a) If (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of each Issuing Bank), which consent shall not unreasonably be withheld, and (z) the Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender, respectively, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.14 and Section 2.16), and PROVIDED FURTHER that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to
Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

          (b)  If (i) any Lender shall request compensation under Section 2.14,
(ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document (including any document contesting the imposition of any such amount or requesting a refund of such amount by any relevant Governmental Authority) reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under

Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer. Any Lender receiving any refund or rebate of any amounts paid by a Borrower pursuant to Section 2.20 shall promptly pay the same to the applicable Borrower.

          SECTION 2.22. LETTERS OF CREDIT. (a) General. Any Borrower may request the issuance by any Issuing Bank of a Letter of Credit for such Borrower's own account, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

          (b) NOTICE OF ISSUANCE, AMENDMENT, RENEWAL, EXTENSION; CERTAIN CONDITIONS. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), any Borrower or any Guarantor shall hand deliver or telecopy to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the face amount of such Letter of Credit (which amount shall not be subject to any minimum amount or multiple amount requirements hereunder), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. Following receipt of such notice and prior to the issuance of the requested Letter of Credit or the applicable amendment, renewal or extension, the Administrative Agent shall notify the Borrowers and the applicable Issuing Bank of the amount of the Aggregate Credit Exposure after giving effect to (i) the issuance, amendment, renewal or extension of such Letter of Credit, (ii) the issuance or expiration of each other Letter of Credit that is to be issued or will expire on or prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Revolving Loans that (based upon notices delivered to the Administrative Agent by the Borrowers) are to be borrowed or repaid on or prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (A) the L/C Exposure shall not exceed $75,000,000 and (B) the Aggregate Credit Exposure shall not exceed the Total Revolving Credit Commitment.

          (c) EXPIRATION DATE. Each Letter of Credit shall expire at the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date.

          (d) PARTICIPATIONS. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, the Issuing Bank in respect of such Letter of Credit hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata

Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender's Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrowers (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) REIMBURSEMENT. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 2:00 p.m. on the day the Borrowers shall have received notice from such Issuing Bank that payment of such draft will be made, or, if the Borrowers shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

          (f) OBLIGATIONS ABSOLUTE. The Borrowers' obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

          (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

          (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

          (iii) the existence of any claim, setoff, defense or other right that the Borrowers, any other party guaranteeing, or otherwise obligated with, the Borrowers, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, either Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

          (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

          (vi) any other act or omission to act or delay of any kind of either Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrowers' obligations hereunder.

          Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of either Issuing Bank. However, the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank's gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) an Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of such Issuing Bank.

          (g) DISBURSEMENT PROCEDURES. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the Borrowers of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder (it being understood that such notice shall not be required if prior to any L/C Disbursement the Borrowers have made available to the applicable Issuing Bank funds sufficient to reimburse such Issuing Bank for such L/C Disbursement), provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

          (h) INTERIM INTEREST. If on any date an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrowers shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrowers or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.

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                                                                             59

          (i) RESIGNATION OR REMOVAL OF AN ISSUING BANK. An Issuing Bank may resign at any time by giving 180 days prior written notice to the Administrative Agent, the Lenders and the Borrowers, and may be removed at any time by the Borrowers by notice to such Issuing Bank, the Administrative Agent and the Lenders. Subject to the last sentence of this paragraph (i), upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees due to the retiring Issuing Bank pursuant to
Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be subject to approval, unless an Event of Default has occurred and is continuing, by the Parent Borrower (which approval shall not be unreasonably withheld) and shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent, and, from and after the effective date of such agreement,
(i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and
(ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to include such successor or any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

          (j) CASH COLLATERALIZATION. If (i) any Event of Default shall occur and be continuing or (ii) the Total Revolving Credit Commitment is less than the L/C Exposure, the Borrowers shall, on the Business Day they receive notice from the Administrative Agent or the Required Lenders thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made by the Collateral Agent and selected in its sole discretion, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Banks for L/C Disbursements for which they have not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but, subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.13(h), such amount shall be returned to the Borrowers from time to time to the extent that the amount of such cash collateral held by the Collateral Agent exceeds the excess, if any, of the aggregate L/C Exposure over the Total Revolving Credit Commitment, provided that such return shall not be required at any time that an Event of Default has occurred and is continuing.

          SECTION 2.23. ADDITIONAL BORROWERS. The parties hereto agree that wholly owned Domestic Subsidiary Guarantors that are not Borrowers as of the Closing Date may enter into and become a party to this Agreement by executing a New Borrower Agreement. Upon execution and delivery after the date hereof by the Administrative Agent, the Collateral Agent and such a Domestic Subsidiary Guarantor of a New Borrower Agreement, such Domestic Subsidiary Guarantor shall become a Borrower hereunder with the same force and effect as if originally named as a Borrower herein. The Parent Borrower may terminate any Subsidiary Borrower's interests, rights and obligations under this Agreement by executing and delivering to the Administrative Agent a Subsidiary Borrower Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement (but such Subsidiary shall not cease to be a Guarantor hereunder for so long as it shall remain a Subsidiary, except as otherwise provided in the Guarantee Agreement). Notwithstanding the preceding sentence, no Subsidiary Borrower Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Revolving Loan to such Subsidiary Borrower shall be outstanding hereunder, provided that such Subsidiary Borrower Termination shall be effective to terminate such Subsidiary Borrower's right to make further Borrowings under this Agreement unless and until such Subsidiary executes subsequent to such termination a New Borrower Agreement. The execution and delivery of a New Borrower Agreement or a Subsidiary Borrower Termination shall not require the consent of any other Borrower hereunder. The rights and obligations of each Borrower hereunder shall remain in full force and effect notwithstanding the addition of any new Borrower or termination of any Borrower as a party to this Agreement.

                                     ARTICLE III

                            Representations and Warranties

          Each of the Borrowers represents and warrants to the Administrative Agent, the Issuing Banks and each of the Lenders that:

          SECTION 3.01. ORGANIZATION; POWERS. Each of the Borrowers and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, including after giving effect to the Transaction Documents, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the organizational power and authority to execute, deliver and perform its obligations under each of the Loan Documents and

Transaction Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Borrowers, to borrow hereunder.

          SECTION 3.02. AUTHORIZATION. The execution, delivery and performance by each Loan Party of each of the Loan Documents and Transaction Documents to which it is a party, the borrowings hereunder and the Transactions (a) have been duly authorized by all requisite organizational and, if required, stockholder action and (b) will not (i) violate (A) in any material respect any provision of law, statute, rule or regulation (including any Health Care Law), or any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrowers or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrowers or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrowers or any Subsidiary (other than any Lien created hereunder or under the Security Documents).

          SECTION 3.03. ENFORCEABILITY. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

          SECTION 3.04. GOVERNMENTAL APPROVALS. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for
(a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) such as have been made or obtained and are in full force and effect and (c) such other filings as are set forth on Schedule 3.04 that the Borrowers reasonably expect to be made within six months following the Closing Date.

          SECTION 3.05. FINANCIAL STATEMENTS. (a) The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of operations and cash flows and changes in stockholders' equity as of and for the fiscal year ended September 30, 1997, audited by and accompanied by the opinion of Arthur Anderson LLP, independent public accountants. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Parent Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

          (b) The Parent Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet as of November 30, 1997, prepared giving effect to the Transactions as if they had occurred on such date. Such pro forma balance sheet has been prepared in good faith by the Parent Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Parent Borrower on the date hereof and on the Closing Date to be reasonable), is based on the best information available to the Parent Borrower as of the date of delivery thereof, accurately reflects in all material respects all adjustments required on a pro forma basis to be made to give effect to the Transactions and presents fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Parent Borrower and its consolidated Subsidiaries as of November 30, 1997, assuming that the Transactions had actually occurred at November 30, 1997.

          SECTION 3.06. NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the operations, business, financial condition or results of operations of the Parent Borrower, Merit and their respective subsidiaries, taken as a whole, since June 30, 1997, except (a) in the case of the initial Credit Event, for such changes or effects resulting directly or primarily from
(i) the announcement or other disclosure or consummation of the transactions contemplated by the Merger Agreement (including the breach, termination, cancelation or non-renewal by any customers of any customer contracts primarily as a result of such announcement, disclosure or consummation) or (ii) general economic conditions, and (b) as disclosed by either Merit or the Parent Borrower in its Annual Report on Form 10-K filed with the Securities and Exchange Commission for its fiscal year ended September 30, 1997.

          SECTION 3.07.  TITLE TO PROPERTIES; POSSESSION UNDER LEASES.
(a) Each of the Borrowers and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

          (b) Each of the Borrowers and the Subsidiaries has complied with all material obligations under all leases to which it is a party and that are material to the Borrowers and the Subsidiaries taken as a whole and all such leases are in full force and effect. Each of the Borrowers and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases in which a Borrower or a Subsidiary is a lessee.

          SECTION 3.08. SUBSIDIARIES. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest, direct or indirect, of the Parent Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Parent Borrower, directly or indirectly, free and clear of all Liens, except Liens under the Loan Documents.

          SECTION 3.09. LITIGATION; COMPLIANCE WITH LAWS. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Parent Borrower, threatened against or affecting any Borrower or any Subsidiary or any business, property or rights of any such person
(i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable probability of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

          (b) None of the Borrowers or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted (or as proposed to be conducted pursuant to the Transaction Documents) violate, any law, rule or regulation (including any Health Care Law or Environmental Law), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.10. AGREEMENTS. (a) None of the Borrowers or any of the Subsidiaries is a party to any agreement or instrument or subject to any organizational restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (b)(i) None of the Borrowers or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument (including any Transaction Document or, prior to any Permitted CBHS Sale, the Operating Agreement or the Franchise Agreement) to which it is a party or by which it or any of its properties or assets are or may be bound and (ii) prior to any Permitted CBHS Sale, CBHS is not in default in any manner under any provision of the Lease, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.11. FEDERAL RESERVE REGULATIONS. (a) None of the Borrowers or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, T, U or X.

          SECTION 3.12. INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither any Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.13. USE OF PROCEEDS. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

          SECTION 3.14. TAX RETURNS. Each of the Borrowers and the Subsidiaries has filed or caused to be filed all Federal and state income tax returns and all other material tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

          SECTION 3.15. NO MATERIAL MISSTATEMENTS. None of (a) the Confidential Information Memorandum, (b) the Parent Borrower Debt Tender Materials or the Merit Debt Tender Materials or (c) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Parent Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Parent Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

          SECTION 3.16. EMPLOYEE BENEFIT PLANS. Each of the Borrowers and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrowers or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $2,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed by more than $7,500,000 the fair market value of the assets of all such underfunded Plans.

          SECTION 3.17.  ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 3.17:

          (a) The properties owned or operated by the Borrowers and the Subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of,
(ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could result in a Material Adverse Effect;

          (b) The Properties and all operations of the Borrowers and the Subsidiaries are in compliance, and in the last three years have been in compliance, with all Environmental Laws and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not result in a Material Adverse Effect;

          (c) There have been no Releases or threatened Releases at, from, under or proximate to the Properties or otherwise in connection with the operations of the Borrowers or the Subsidiaries, which Releases or threatened Releases, in the aggregate, could result in a Material Adverse Effect;

          (d) Neither the Borrowers nor any of the Subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the operations of the Borrowers or the

Subsidiaries or with regard to any person whose liabilities for environmental matters any of the Borrowers or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could result in a Material Adverse Effect, nor do the Borrowers or the Subsidiaries have reason to believe that any such notice will be received or is being threatened; and

          (e) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to liability under any Environmental Law, nor have the Borrowers or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could result in a Material Adverse Effect.

          SECTION 3.18. INSURANCE. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrowers or by the Borrowers for their Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Parent Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

          SECTION 3.19. SECURITY DOCUMENTS. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person.

          (b) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral in which a security interest may be perfected by filing such financing statements (other than the Intellectual Property, as defined in the Security Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

          (c) When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Security Agreement), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).

          (d) The Collateral Assignment is effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Collateral Assignment) and, when financing statements in appropriate form are filed in appropriate filing offices, the Collateral Assignment shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Parent Borrower in such Collateral in which a security interest may be perfected by filing such financing statements, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

          SECTION 3.20. LABOR MATTERS. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against any Borrower or any Subsidiary pending or, to the knowledge of any Borrower, threatened. The hours worked by and payments made to employees of the Borrowers and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Borrower or any Subsidiary, or for which any claim may be made against any Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have in all material respects been paid or accrued as a liability on the books of such Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower or any Subsidiary is bound.

          SECTION 3.21. SOLVENCY. Immediately after the consummation of the Transactions to occur on the Closing Date and the making of each Loan on the Closing Date and after giving effect to the application of the proceeds of such Loans and the rights of indemnity, contribution and subrogation of the Loan Parties, (i) the fair value of the assets of the Loan Parties will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.


                                      ARTICLE IV

                                     Conditions

          The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

          SECTION 4.01.  FIRST CREDIT EVENT.  On the Closing Date:

          (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of
     (i) King & Spalding, counsel for the

     Borrowers, substantially to the effect
     set forth in Exhibit I-1 and (ii) each foreign counsel listed on
     Schedule 4.01(a), substantially to the effect set forth in Exhibit I-2, in each case (A) dated the Closing Date, (B) addressed to the Issuing Banks, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents, the Transaction Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrowers hereby request such counsel to deliver such opinions.

          (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents and the Transaction Documents shall be satisfactory to the Lenders, to the Issuing Banks and to Cravath, Swaine & Moore, counsel for the Administrative Agent.

          (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State;
     (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents and the Transaction Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or Transaction Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or Cravath, Swaine & Moore, counsel for the Administrative Agent, may reasonably request.

          (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Parent Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02.

          (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

          (f) The Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and each of the Borrowers and the Guarantors shall have duly and validly pledged thereunder all the

     Pledged Securities (as defined in
     the Pledge Agreement) to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such Pledged Securities, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent, provided, that
     (i) neither the Parent Borrower nor any Domestic Subsidiary Guarantor shall be required to pledge any capital stock of Societe Anonyme De La Metairie or more than 65% of the capital stock of any other Foreign Subsidiary and
     (ii) no Foreign Subsidiary shall be required to pledge the capital stock of any of its Foreign Subsidiaries.

          (g) The Security Agreement shall have been duly executed by the Loan Parties and shall have been delivered to the Collateral Agent and shall be in full force and effect on such date and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject to any Lien expressly permitted by Section 6.02 and to the lack of perfection or priority with respect to any such Collateral owned by an Excluded Loan Party (as defined in paragraph (i) below)) described in such agreement shall have been delivered to the Collateral Agent.

          (h) The Collateral Assignment shall have been duly executed by the Parent Borrower and shall have been delivered to the Collateral Agent and shall be in full force and effect on such date and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject to any Lien expressly permitted by Section 6.02) described in such agreement shall have been delivered to the Collateral Agent.

          (i) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties (other than any Loan Party (an "Excluded Loan Party") that has total assets (excluding assets comprised of intercompany loans and advances that are represented by notes that have been pledged to the Collateral Agent) as of the Closing Date not in excess of $100,000, provided that the total assets (excluding assets comprised of intercompany loans and advances that are represented by notes that have been pledged to the Collateral Agent ) as of the Closing Date of all Loan Parties as to which searches will not be required pursuant to this parenthetical and perfection of the Collateral Agent's security interest in property thereof will not be required under paragraph (g) above shall not exceed $5,000,000) in the states (or other jurisdictions) in which the chief executive office of each such person is located and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under
     Section 6.02 or have been released or
     documents providing for the release
     of such financing statements (or similar documents) have been delivered to the Collateral Agent.

          (j) The Guarantee Agreement shall have been duly executed by each Guarantor, shall have been delivered to the Collateral Agent and shall be in full force and effect.

          (k) The Indemnity, Subrogation and Contribution Agreement shall have been duly executed by each Loan Party, shall have been delivered to the Collateral Agent and shall be in full force and effect.

          (l) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Parent Borrower.

          (m) The Transactions shall have been consummated or shall be consummated simultaneously with the first Credit Event in accordance with applicable law and in accordance with the Transaction Documents (without giving effect to any material amendment or waiver of any condition set forth in the Transaction Documents not approved by the Lenders).

          (n) The Parent Borrower shall have received gross cash proceeds of not less than $625,000,000 (less the initial purchaser's discount) from the issuance of the Subordinated Notes, the material terms of which shall be reasonably satisfactory to the Administrative Agent (the Administrative Agent having approved those terms and conditions set forth in Exhibit B to the letter agreement between the Parent Borrower and the Administrative Agent dated October 24, 1997).

          (o) The Parent Borrower Debt Tender Offer and the Merit Debt Tender Offer shall have been completed in accordance with their respective terms (it being understood that all amendments and/or supplements to the Merit Debt Tender Materials dated January 12, 1998, and the Parent Borrower Debt Tender Materials dated January 12, 1998, shall be reasonably acceptable to the Administrative Agent).

          (p) After giving effect to the Transactions, the Borrowers and the Subsidiaries (including Merit and its subsidiaries) shall have outstanding no Indebtedness or preferred stock other than (i) the Loans hereunder,
     (ii) any Existing Parent Borrower Notes not repurchased or redeemed pursuant to the Parent Borrower Debt Tender Offer, (iii) any Existing Merit Notes not repurchased or redeemed pursuant to the Merit Debt Tender Offer,
     (iv) the Subordinated Notes and (v) the Indebtedness set forth on
     Schedule 6.01 or otherwise permitted pursuant to Section 6.01.

          (q) Each of the Transaction Documents shall have been executed and delivered by the parties thereto and shall be in full force and effect, in each case, in form and substance satisfactory to the Administrative Agent (the Administrative Agent having approved the form of the Merger Agreement).

          (r) After giving effect to the Transactions, there shall not be in effect (i) any violation by the Borrowers or the Subsidiaries of any applicable law, statute, rule or regulation or (ii) any conflict with, or default or event of default by the Borrowers or any of the Subsidiaries under, any agreement of the Borrowers or any of the Subsidiaries (in each case other than any such violations, conflicts, defaults or events of default that, individually or in the aggregate, would not be reasonably likely to result in a material adverse effect on the operations, business, financial condition or results of operations of the Parent Borrower, Merit and their respective subsidiaries, taken as a whole (except for such changes or effects resulting directly or primarily from (A) the announcement or other disclosure or consummation of the transactions contemplated by the Merger Agreement (including the breach, termination, cancelation or non-renewal by any customers of any customer contracts primarily as a result of such announcement, disclosure or consummation) or
     (B) general economic conditions), or on the rights, remedies and benefits available to the Lenders under the Loan Documents.

          (s) All consents and approvals required to be obtained from any Governmental Authority for the consummation of the Transactions shall have been obtained and all applicable waiting and appeal periods (including waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of
     1976) shall have expired or been terminated.

          (t) There shall be no litigation or administrative proceeding or any other legal or regulatory development, actual or threatened, that (i) would be reasonably likely to result in a material adverse effect on the operations, business, financial condition or results of operations of the Parent Borrower, Merit and their respective subsidiaries, taken as a whole, or on the rights, remedies and benefits available to the Lenders under the Loan Documents, or (ii) would be reasonably likely to result in any material restriction or limitation or impose any burdensome conditions on the Transactions.

          (u) (i) The Parent Borrower shall have caused the Conversion to occur or (ii) the Green Spring Stockholder Approval shall have been received, in each case as contemplated by Section 5.14 hereof.

          SECTION 4.02. ALL CREDIT EVENTS. On the date of each Borrowing, including on the date of each issuance of a Letter of Credit (each such event being called a "Credit Event"):

          (a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.22(b).

          (b) Except in the case of a Borrowing that does not increase the aggregate principal amount of Loans outstanding of any Lender, the representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) Each Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

          Each Credit Event shall be deemed to constitute a representation and warranty by each Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) (except as aforesaid) and (c) of this Section 4.02.

          SECTION 4.03. NEW SUBSIDIARY BORROWER CREDIT EVENT. On the date of the first Borrowing by any Subsidiary Borrower that was not a Subsidiary Borrower on the Closing Date:

          (a) The Administrative Agent (or its counsel) shall have received (either at such time or in connection with the initial borrowing hereunder) from each party thereto either (i) a counterpart of the applicable New Borrower Agreement or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page thereof) that such party has signed a counterpart of such New Borrower Agreement.

          (b) The Administrative Agent shall have received such documents (including legal opinions) and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, incumbency, existence and good standing of such Subsidiary Borrower and the authorization of the transactions relating to such Subsidiary Borrower and any other legal matters relating to such Subsidiary Borrower and the applicable New Borrower Agreement, all in form and substance satisfactory to the Administrative Agent and its counsel.


                                      ARTICLE V

                                Affirmative Covenants

          Each Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrowers will, and will cause each of the Subsidiaries (unless otherwise set forth below) to:

          SECTION 5.01. EXISTENCE; BUSINESSES AND PROPERTIES. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 6.05.

          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations (including any Health Care Law or Environmental Law) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

          SECTION 5.02. INSURANCE. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

          (b) Cause all policies of casualty insurance to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrowers or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that none of the Borrowers, the Administrative Agent, the Collateral Agent or any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement" (for at least 85% of replacement cost), without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon less than 10 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon less than 30 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancelation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

          SECTION 5.03. OBLIGATIONS AND TAXES. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof (other than where failure to so do could not be reasonably expected to have a Material Adverse Effect); PROVIDED, HOWEVER, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and such Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

          SECTION 5.04. FINANCIAL STATEMENTS, REPORTS, ETC. In the case of the Parent Borrower, furnish to the Administrative Agent and each Lender:

          (a) within five Business Days after any filing of its annual report on Form 10-K with the Securities and Exchange Commission (but in no event later than 120 days after the end of each fiscal year), (i) its audited consolidated balance sheet and related audited consolidated statements of operations, changes in stockholders' equity and cash flows, in the case of the audited balance sheet and statements, audited by Arthur Andersen LLP or any other "Big 6" accounting firm and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition, results of operations, changes in stockholders' equity and cash flows of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and (ii) an unaudited consolidated balance sheet and statement of operations for Green Spring, Merit, Human Affairs International, Incorporated, National Mentor, Inc. and such other material Subsidiaries as are reasonably requested by the Administrative Agent;

          (b) within five Business Days after any filing of its quarterly report on Form 10-Q with the Securities and Exchange Commission (but in no event later than 60 days after the end of each of the first three fiscal quarters of each fiscal year), commencing with the report for the fiscal quarter ending June 30, 1998, (i) its unaudited consolidated balance sheet and related statements of operations and cash flows showing the financial condition of the Parent Borrower and its consolidated Subsidiaries, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis, in accordance with GAAP, applied on a basis consistent with the application of GAAP to the Parent Borrower's most recent financial statements delivered pursuant to Section 5.04(a), subject to normal year-end audit adjustments, the absence of notes that are not required by GAAP and the condensed presentation permitted by Form 10-Q of the forms promulgated under the Securities Exchange Act of 1934, and (ii) a consolidated balance sheet and statement of operations of Green Spring, Merit, Human Affairs International, Incorporated, National Mentor, Inc. and such other material Subsidiaries as are reasonably requested by the Administrative Agent showing the financial condition of Green Spring, Merit, Human Affairs International, Incorporated, National Mentor, Inc. and such other material Subsidiaries as are reasonably requested by the Administrative Agent, in the cases of (i) and (ii) of this paragraph as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year;

          (c) within 30 days after the end of each month (other than the last month of any fiscal quarter), commencing with the month ending April 30, 1998, its unaudited consolidated balance sheet and related statements of income and cash flows, showing the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries, in all cases as of the close of such month and the consolidated results of its operations and cash flows during such month and the then-elapsed portion of the fiscal year;

          (d) concurrently with any delivery of financial statements under paragraph (a) or (b) above with respect to any fiscal period ending on or after June 30, 1998, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and
     (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11, 6.12, 6.13 and 6.14 (it being understood that nothing herein requires such computation to be prepared by an accounting firm), provided that if the accounting firm and other independent certified public accountants of recognized national standing are prohibited by applicable industry guidelines from delivering such certificates, the Parent Borrower shall no longer be required to cause the delivery of such certificate;

          (e) not later than the date financial statements are delivered pursuant to Section 5.04(a) and (b), a report in form and substance satisfactory to the Administrative Agent, of (i) all Permitted Acquisitions consummated during such quarter, which shall include the total consideration for each such Permitted Acquisition (including a breakdown of any Indebtedness permitted under Section 6.01(d)) from the Closing Date through the end of such quarter; (ii) the aggregate sales price of assets sold or disposed of pursuant to each transaction that constitutes an Asset Sale permitted hereunder from the Closing Date through the end of such fiscal quarter and a schedule that identifies each such sale or disposition; (iii) all Permitted Debt Repurchases and Permitted Stock Repurchases, which shall include the amount of securities purchased pursuant thereto, from the Closing Date through the end of such quarter;
     (iv) all Permitted Non-Guarantor Transactions and all Permitted Non-Control Investments, which shall (A) include the value of such Transactions and Investments completed during the period from the Closing Date through the end of such quarter and (B) in the case of Permitted Non-Control Investments, describe the management structure of the entity into which such investment is made; and (v) all Specified Entities, which shall include (A) the total assets of each of the Specified Entities, (B) the Acquired Entity EBITDA of each Specified Acquired Entity and (C) the aggregate amount of cash distributed by each Specified Entity to the Parent Borrower or any of the Subsidiaries, in each case, calculated as of the last day of the most recent quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b);

          (f) promptly after the same become publicly available, copies of all periodic and other reports (including the Parent Borrower's quarterly report on Form 10-Q for the fiscal quarter ending December 31, 1997), proxy statements and other materials (except for registration statements on
     Form S-8) filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its stockholders, as the case may be;

          (g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

          (h) within five Business Days after their availability (but in no event later than the beginning of the third month of each fiscal year), a copy of the budget for its consolidated statements of income and cash flows for each fiscal year, with a certificate signed by a Financial Officer certifying that such budget has been prepared in good faith.

          SECTION 5.05. LITIGATION AND OTHER NOTICES. Furnish to the Administrative Agent prompt written notice of the following:

          (a) (i) any Event of Default or Default or (ii) prior to any Permitted CBHS Sale, any Franchise Non-Payment Event that continues uncured for a period of three Business Days, in each case specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

          (b) prior to any Permitted CBHS Sale, the termination of the Lease or the Franchise Agreement;

          (c) prior to any Permitted CBHS Sale, the failure of CBHS to pay any scheduled rent under the Lease within three Business Days after the same has become due;

          (d) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and

          (e) any development (including any developments related to any Health Care Law) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

          SECTION 5.06. EMPLOYEE BENEFITS. (a) Comply in all material respects with the applicable provisions of ERISA and the Code relating to employee benefits and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 10 days after any Responsible Officer of any Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to have a Material Adverse Effect.

          SECTION 5.07. MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS. Keep proper books of record and account in which in all material respects full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of any Borrower or any Subsidiary at reasonable times and as often as reasonably requested of the Parent Borrower and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss after reasonable notice to the Parent Borrower the affairs, finances and condition of any Borrower or any Subsidiary with the officers thereof and independent accountants therefor, provided that all such visits and inspections shall be subject to health, safety and patient confidentiality procedures regularly enforced by the Subsidiaries that provide patient care.

          SECTION 5.08. USE OF PROCEEDS. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

          SECTION 5.09. COMPLIANCE WITH ENVIRONMENTAL LAWS. Comply, and cause all lessees and other persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all material Environmental Permits necessary for its operations and Properties; and conduct any Remedial Action in accordance with Environmental Laws.

          SECTION 5.10. PREPARATION OF ENVIRONMENTAL REPORTS. If a Default caused by reason of a breach of Section 3.17 or 5.09 shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrowers, an environmental site assessment report for the Properties which are the subject of such Default prepared by an environmental consulting firm acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Remedial Action in connection with such Properties.

          SECTION 5.11. FURTHER ASSURANCES. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. The Borrowers will (except in the case of a Specified Newly Formed Subsidiary and except as provided in the proviso to
Section 6.05(d)) cause any subsequently acquired or organized wholly owned Domestic Subsidiary (other than any wholly owned Subsidiary that has total assets not in excess of $500,000 (an "Inactive Subsidiary")) or any wholly owned Domestic Subsidiary upon ceasing to be an Inactive Subsidiary to become a party to the Guarantee Agreement, Indemnity, Subrogation and Contribution Agreement and each applicable Security Document in the manner provided therein. In addition, from time to time, the Borrowers and the Guarantors will (except as provided in the proviso to Section 6.05(d)), at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to assets acquired subsequent to the Closing Date as required by any Security Document; PROVIDED, HOWEVER, that the Borrowers and the Guarantors will not be required to comply with the provisions of this sentence with respect to the capital stock of any Specified Joint Venture or any Specified Newly Formed Subsidiary if compliance with the provisions of this sentence with respect to such capital stock would violate applicable law, regulation, rule, order, approval, license or other restriction issued or imposed by any Governmental Authority. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. Each Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

          SECTION 5.12. CONCENTRATION AND DISBURSEMENT ACCOUNTS. The Parent Borrower shall maintain with a financial institution that is a Lender one or more accounts to be used by the Parent Borrower as its principal concentration and disbursement accounts in a manner and following procedures consistent with past business practices.

          SECTION 5.13. REMEDIES UNDER FRANCHISE AGREEMENT. Prior to any Permitted CBHS Sale, in the event that a Material Franchise Non-Payment Event shall have occurred and be continuing, the Parent Borrower shall, upon the request of the Administrative Agent and the Required Lenders, exercise all remedies under the Franchise Agreement (including Governance Remedies) that are so requested and are available to the Parent Borrower under the Franchise Agreement, provided that the Parent Borrower shall not be required to comply with this Section 5.13 if at the time of such request (a) no Event of Default (other than any Event of Default described in paragraphs (a), (e) or (m) of Article VII hereof or any Event of Default described in paragraph (d) of
Article VII relating to provisions other than those contained in Article VI hereof) shall have occurred and be continuing or (b) no Loans are outstanding and there is no Aggregate Credit Exposure outstanding.

          SECTION 5.14. GREEN SPRING CONVERSION. The Parent Borrower shall use commercially reasonable efforts to cause the minority stockholders in Green Spring to convert (the "Conversion") all of their equity interests in Green Spring into common stock of the Parent Borrower, such that after giving effect to the Conversion, Green Spring will be a wholly owned Subsidiary. In the event that the Parent Borrower is not able to effect the Conversion on or prior to the Closing Date, the Parent Borrower shall (a) on or prior to the Closing Date, obtain from the stockholders of Green Spring the approval (the "GREEN SPRING STOCKHOLDER APPROVAL") required to enable Green Spring to make loans to the Parent Borrower and incur Indebtedness (including as a result of becoming a Subsidiary Guarantor), in each case in any amount and without the further approval of such minority stockholders, and (b) from and after the Closing Date, use commercially reasonable efforts to effect the Conversion. The actions referred to in this Section 5.14 are collectively referred to herein as the "GREEN SPRING TRANSACTION."

                                      ARTICLE VI

                                  Negative Covenants

          Each Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrowers will not, and will not cause or permit any of the Subsidiaries (other than the Subsidiary Non-Guarantors, except with respect to Sections 6.01 and 6.09) to:

          SECTION 6.01. INDEBTEDNESS. Incur, create, assume or permit to exist any Indebtedness, except for Indebtedness satisfying one of the following paragraphs:

          (a) Indebtedness existing on the date hereof and set forth on
     Schedule 6.01(a);

          (b) Indebtedness created hereunder and under the other Loan Documents;

          (c) unsecured Indebtedness of the Parent Borrower, provided that
     (i) the aggregate amount of scheduled principal payments in respect of such Indebtedness, without duplication, that can be due on a date that is on or prior to the Tranche C Maturity Date cannot exceed $25,000,000; (ii) such Indebtedness contains covenants (including financial and negative covenants) and events of default that are no more restrictive in any material respect than the analogous covenants and events of default contained in this Agreement; and (iii) on the date that any such Indebtedness is incurred and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

          (d) unsecured Indebtedness (i) assumed by the Parent Borrower or any Subsidiary in connection with a Permitted Acquisition made after the date hereof or (ii) of any Subsidiary acquired after the date hereof pursuant to a Permitted Acquisition, which Indebtedness, in each case, exists at the time of such Permitted Acquisition and is not created in contemplation of such Permitted Acquisition, provided that the aggregate principal amount of such Indebtedness, without duplication, for all the Subsidiaries (together with any Refinancing Indebtedness incurred to refinance such Indebtedness) shall not exceed $25,000,000 at any time outstanding;

          (e) unsecured Indebtedness of any Subsidiary in an aggregate principal amount (for all the Subsidiaries) not to exceed $10,000,000 at any time outstanding, provided that (i) the aggregate amount of scheduled principal payments in respect of such Indebtedness that can be due on a date that is on or prior to the Tranche C Maturity Date cannot exceed $5,000,000,
     (ii) such Indebtedness contains covenants (including financial and negative covenants) and events of default that are no more restrictive in any material respect than the analogous covenants and events of default contained in this Agreement; and (iii) on the date that any such Indebtedness is incurred and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and PROVIDED FURTHER that the aggregate principal amount of such Indebtedness plus the aggregate principal amount of Indebtedness of the Subsidiaries permitted under clause (d)(ii) above shall not exceed $25,000,000 at any time outstanding;

          (f) secured Indebtedness of the Parent Borrower or any Subsidiary (including purchase money Indebtedness) in an aggregate principal amount (for the Parent Borrower and all the Subsidiaries) not to exceed $10,000,000 at any time outstanding, provided that (i) such Indebtedness contains covenants (including financial and negative covenants) and events of default that are no more restrictive in any material respect than the analogous covenants and events of default contained in this Agreement;
     (ii) on the date that any such Indebtedness is incurred and immediately after giving effect thereto, no Default or Event of Default shall exist and be continuing; and (iii) the aggregate principal amount of such Indebtedness shall not exceed the fair market value of the assets and property securing such Indebtedness (as determined in good faith by a Financial Officer of the Parent Borrower at the time of incurrence);

          (g) Guarantees in respect of Indebtedness permitted pursuant to this
     Section 6.01 (except that Guarantees by the Parent Borrower and the Guarantors of Indebtedness of Controlled Non-Guarantor Entities shall be limited to Permitted Non-Guarantor Transactions);

          (h) Indebtedness of the Parent Borrower, any wholly owned Subsidiary or any Guarantor to any other wholly owned Subsidiary, any other Guarantor or the Parent Borrower, so long as such Indebtedness is subordinated to all Indebtedness incurred pursuant hereto and pursuant to the Guarantee Agreement and evidenced by a note pledged to the Collateral Agent for the benefit of the Lenders to the extent required by the Pledge Agreement, except where, in the case of a Specified Entity, the foregoing requirements for subordination or being evidenced by a note pledged to the Collateral Agent would violate any applicable law or any regulation, rule, order, approval, license or other restriction issued or imposed by any Governmental Authority;

          (i) Indebtedness incurred pursuant to any sale and leaseback transaction permitted by Section 6.03;

          (j) Indebtedness incurred under any Interest Rate Protection
     Agreement;

          (k) Permitted Subordinated Indebtedness;

          (l) Indebtedness incurred in connection with any Permitted Non-Guarantor Transaction;

          (m) Indebtedness secured by Liens permitted by Section 6.02(r);

          (n) extensions, renewals or refinancings of Indebtedness under paragraphs (a) and (d) so long as (i) such Indebtedness ("REFINANCING INDEBTEDNESS") is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being extended, renewed or refinanced, (iii) the interest rate applicable to such Refinancing Indebtedness shall be a market interest rate (as determined in good faith by a Financial Officer of the Parent Borrower) as of the time of such extension, renewal or refinancing,
     (iv) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations to the same extent as the Indebtedness being extended, renewed or refinanced, (v) each of the covenants, events of default or other provisions thereof (including any Guarantees thereof) shall be substantially no less favorable to the Lenders than those contained in the Indebtedness being refinanced and (vi) at the time and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall have occurred and be continuing;

          (o) Indebtedness in respect of bankers' acceptances, letters of credit, warehouse receipts or similar extensions of credit, in each case entered into in the ordinary course of business, in an aggregate amount at any time not in excess of $5,000,000; and

          (p) Indebtedness of the Parent Borrower and any of the Subsidiaries arising from their obligation to purchase minimum amounts of behavioral health care services at market rates pursuant to preferred provider arrangements with CBHS and any Affiliates of CBHS (provided that, for purposes of the foregoing, the Parent Borrower and the Subsidiaries shall not be considered Affiliates of CBHS) .

          SECTION 6.02. LIENS. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

          (a) Liens on property or assets of the Parent Borrower and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02(a), provided that such Liens shall secure only those obligations which they secure on the date hereof;

          (b) any Lien created under the Loan Documents;

          (c) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary pursuant to a Permitted Acquisition, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply or extend to any other property or assets of any Borrower or any Subsidiary;

          (d) Liens for taxes not yet due or which are being contested in compliance with Section 5.03 or Liens for unpaid local or state taxes that are not in the aggregate material;

          (e) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not in the aggregate material;

          (f) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

          (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrowers and the Subsidiaries taken as a whole;

          (i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by any Borrower or any Subsidiary, provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction),
     (iii) the Indebtedness secured thereby does not exceed the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of any Borrower or any Subsidiary;

          (j) any Lien securing Indebtedness permitted by Section 6.01(f), provided that such Lien does not apply or extend to any other assets or property of any Borrower or any Subsidiary;

          (k) any Lien on an asset sold pursuant to a sale and leaseback transaction permitted by Section 6.03, provided that such Lien does not apply or extend to any other assets or property of any Borrower or any Subsidiary;

          (l) any Lien securing Indebtedness permitted by 6.01(h), provided that such Indebtedness is, to the extent required by Section 6.01(h), subordinated and evidenced by a note pledged in accordance with
     Section 6.01(h);

          (m) Liens securing Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was originally permitted to be secured pursuant to this Section 6.02, provided that any such Lien does not apply or extend to any property or assets of any Borrower or any Subsidiary other than property or assets subject to the Liens securing the Indebtedness being refinanced;

          (n) bankers' liens and Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business consistent with past practices in connection with title insurance, purchase agreements, judgment liens (if released, bonded or stayed within 60 days) and leases and subleases;

          (o) prejudgment liens in respect of property of a Foreign Subsidiary that are incurred in connection with a claim or action against such Foreign Subsidiary before a court or tribunal outside of the United States, provided that such liens do not, individually or in the aggregate, have a Material Adverse Effect;

          (p) Liens on the assets of the Insurance Subsidiaries securing self insurance and reinsurance obligations and letters of credit or bonds issued in support of such self insurance and reinsurance obligations, provided that the assets subject to such Liens shall only be assets of the Insurance Subsidiaries;

          (q) deposits made prior to 1992 plus interest and income earned thereon to secure the Parent Borrower's obligations in respect of its Public Issue of 7.5% Dual Currency Swiss Franc Bonds dated 1986 and due 1998/2001; and

          (r) Liens not otherwise permitted by the foregoing clauses (a) through
     (q) securing any Indebtedness or other obligations, provided that the aggregate principal amount of such Indebtedness and other obligations secured by Liens permitted by this clause (r) shall not exceed $5,000,000 at any time outstanding.

          SECTION 6.03. SALE AND LEASEBACK TRANSACTIONS. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that the Parent Borrower and the Subsidiaries may enter into any such transaction so long as
(i) the aggregate fair market value of assets subject to all such transactions (as determined in good faith by the board of directors of the Parent Borrower at the time of the applicable transaction) shall not exceed on a cumulative basis during the term of this Agreement $10,000,000 (less the aggregate principal amount of Indebtedness permitted under Section 6.01(f) outstanding at any time),
(ii) all the proceeds of any such transaction shall be in cash (except for obligations assumed by the purchaser thereof) and the Net Cash Proceeds shall be applied to prepay Term Loans or reduce Revolving Credit Commitments as required by Section 2.13 and (iii) on the date that any such transaction is consummated and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

          SECTION 6.04. INVESTMENTS, LOANS, ADVANCES AND CERTAIN OTHER TRANSACTIONS. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, or transfer any assets to any Controlled Non-Guarantor Entity, or engage in any transaction that causes any Guarantor to become a Controlled Non-Guarantor Entity, except:

          (a) investments made by the Parent Borrower or any Subsidiary
     (i) prior to the date hereof in the capital stock of the Subsidiaries that are existing on the date hereof, (ii) on the date hereof pursuant to the consummation of the Transactions and (iii) after the date hereof in the capital stock of the Borrowers, the Guarantors and the Inactive Subsidiaries;

          (b) Permitted Investments;

          (c) Permitted Acquisitions;

          (d) Permitted Non-Guarantor Transactions and Permitted CBHS Transactions;

          (e) Permitted Non-Control Investments;

          (f) Permitted Stock Repurchases and Permitted Debt Repurchases;

          (g) loans and advances to directors, officers, employees, physicians and other health care professionals not in excess of $10,000,000 at any time outstanding, in each case in the ordinary course of business and consistent with past practices;

          (h) investments in real property in the ordinary course of business and consistent with past practices not in excess of $5,000,000 at any time outstanding so long as such property is being used or will be used by an officer or employee of any Borrower or Guarantor primarily as a residence;

          (i) investments consisting of non-cash consideration from a sale of assets that is permitted pursuant to Section 6.05;

          (j) loans or advances by the Parent Borrower, any wholly owned Subsidiary or any Guarantor to the Parent Borrower, any wholly owned Subsidiary or any Guarantor that are permitted under Section 6.01(h), provided that such loans or advances are, to the extent required by
     Section 6.01(h), subordinated and evidenced by a note pledged in accordance with Section 6.01(h);

          (k) investments, loans or advances existing on the date hereof and set forth on Schedule 6.04(k);

          (l) investments in the ordinary course of business and consistent with past practices in property (including debt and equity securities) issued by debtors as part of the reorganization of such debtors, provided that such property is issued in exchange for property originally issued when such debtors were solvent and was obtained in the ordinary course of business;

          (m) investments by any Foreign Subsidiary in instruments or securities of the highest grade investment available in local currencies or in certificates of deposit (or comparable instruments) of any bank with which such Foreign Subsidiary regularly transacts business;

          (n) any Interest Rate Protection Agreement permitted under
     Section 6.01(j);

          (o) acquisitions by the Parent Borrower of shares of the capital stock of Green Spring in exchange for shares of common stock of the Parent Borrower as contemplated by Section 5.14;

          (p) investments by the Parent Borrower or any Subsidiary in shares of the capital stock of any Specified Entity so long as, after giving effect to any such investment, the total assets of all Specified Entities taken as a whole, calculated on a consolidated basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b), do not exceed 10% of the total assets of the Parent Borrower and its Subsidiaries on a consolidated basis as of such date; and

          (q) Investments made with funds required to be held on deposit by a Governmental Authority so long as the type of such investments is determined by the requirements of such Governmental Authority.

          SECTION 6.05. MERGERS, CONSOLIDATIONS, SALES OF ASSETS AND ACQUISITIONS. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or conduct any Asset Sale or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except:

          (a) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing
     (i) any wholly owned Subsidiary or any Guarantor may merge or consolidate into any Borrower or Guarantor in a transaction in which such Borrower or Guarantor is the surviving corporation and no person other than the Borrower, the Parent Borrower, a Guarantor or any wholly owned Domestic Subsidiary receives any consideration, (ii) any Borrower (other than the Parent Borrower) may merge into or consolidate with any wholly owned Subsidiary or Guarantor in a transaction in which no person other than a Borrower, Guarantor or wholly owned Domestic Subsidiary receives any consideration and the surviving or resulting corporation upon the consummation of such merger or consolidation is or becomes a Borrower and
     (iii) any wholly owned Subsidiary or any Guarantor may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Domestic Subsidiary and no person other than any Borrower or a wholly owned Domestic Subsidiary receives any consideration and so long as the surviving entity is a Guarantor or becomes a Guarantor to the extent required by Section 5.11;

          (b) the Parent Borrower and the Subsidiaries may conduct any Asset Sale, provided that the fair market value of all the assets sold, transferred or otherwise disposed of pursuant to this Section 6.05(b) (excluding any Casualty Event or Condemnation Event) shall not exceed
     $10,000,000 on a cumulative basis during the term of this Agreement (as determined in good faith by a Financial Officer of the Parent Borrower), provided that the Net Cash Proceeds from any such sale shall be applied to the extent required by Section 2.13 and provided further that any Asset Sale otherwise permitted by this Section 6.05(b) shall not be permitted unless (A) such sale, transfer or other disposition is for consideration at least 75% of which is cash, and (B) such consideration is at least equal to the fair market value of the assets sold, transferred or disposed of (as determined in good faith by a Financial Officer of the Parent Borrower);

          (c) the Parent Borrower may sell equity interests in CBHS, provided that at no time prior to any Permitted CBHS Sale shall (i) the Parent Borrower cease to own at least 25% of the equity interests in CBHS and
     (ii) the equity interests in CBHS owned by the Parent Borrower be less than the equity interests in CBHS owned by any other person or group, unless in the case of clause (ii), the Parent Borrower has, at such time, the right or ability by contract or otherwise to elect or designate for election more than 20% of the governing board of CBHS;

          (d) the Parent Borrower or any Subsidiary may make Permitted Acquisitions; provided, however, that the Borrowers will not be required to comply with the provisions of Section 5.11 with respect to any Subsidiary that is an Acquired Entity (and the acquisition of such Acquired Entity shall constitute a Permitted Acquisition notwithstanding the failure of such acquisition to satisfy the criteria set forth in clauses (c)(ii) and (c)(iii) of the definition of the term "Permitted Acquisition") if
     (i) compliance with Section 5.11 with respect to such Acquired Entity would violate applicable law or any regulation, rule, order, approval, license or other restriction issued or imposed by any Governmental Authority and (ii) after giving effect to the acquisition of such Acquired Entity, no Default or Event of Default with respect to a failure to satisfy the requirements of Section 6.04(p) shall have occurred and be continuing;

          (e) any sale and leaseback transaction permitted by Section 6.03 may be effected, provided that the Net Cash Proceeds from such sale shall be applied as required by Section 2.13;

          (f) any transfer of assets made in connection with any Permitted Non-Control Investment or any Permitted Non-Guarantor Transaction may be effected, provided that any Net Cash Proceeds from such transfer shall be applied as required by Section 2.13;

          (g) any Permitted CBHS Sale may be effected, provided that any Net Cash Proceeds from such sale shall be applied as required by Section 2.13;

          (h) any Subsidiary may liquidate and distribute assets to any other Subsidiary, a Guarantor or the Parent Borrower, provided that if the Subsidiary that is being liquidated is a Guarantor or a Borrower, the Subsidiary that receives the assets pursuant to such liquidation shall be a Guarantor or a Borrower;

          (i) any Loan Party or any Subsidiary may lease or sublease (whether as lessor or lessee) properties in a Permitted CBHS Lease Transaction or otherwise in the ordinary course of business and consistent with past practice;

          (j) the Parent Borrower may cause to be sold one or both of Charter Clinic Chelsea and Charter Nightingale Hospital, each located in England, whether effected as a sale of assets or a sale of capital stock or other equity interests in any Person(s) owning such hospitals, in any case for cash in an amount equal to the fair market value thereof (as determined in good faith by a Financial Officer of the Parent Borrower), provided that the Net Cash Proceeds from such sale shall be applied as required by
     Section 2.13; and

          (k) the Parent Borrower may cause to be sold Clinique La Metairie located in Switzerland, whether effected as a sale of assets or a sale of capital stock or other equity interests of any Person(s) owning Clinique La Metairie, in any case for cash in an amount equal to the fair market value thereof (as determined in good faith by a Financial Officer of the Parent Borrower), provided that the Net Cash Proceeds from such sale shall be applied as required by Section 2.13.

          SECTION 6.06. DIVIDENDS AND DISTRIBUTIONS; RESTRICTIONS ON ABILITY OF SUBSIDIARIES TO PAY DIVIDENDS. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that:

          (i) any Subsidiary may declare and pay dividends or make other distributions to any Borrower or any wholly owned Subsidiary;

          (ii) Permitted Stock Repurchases may be effected;

          (iii) the Parent Borrower may repurchase common stock distributed in the ordinary course of business consistent with past practices to trusts pursuant to any employee-related benefit plan (including any employee stock ownership plan);

          (iv) the Parent Borrower may acquire warrants and options for the purchase of capital stock acquired upon the exercise of such warrants or options, including pursuant to the Warrant Agreements, provided that the sole consideration for any such warrants or options shall be the Parent Borrower's common stock;

          (v) the Parent Borrower may purchase, redeem or otherwise acquire for nominal consideration rights in connection with the Rights Plan;

          (vi) any Guarantor may declare and pay dividends pro rata to its shareholders, partners or other equity holders, as the case may be; and

          (vii) to the extent that any Subsidiary is a Specified Entity, such Subsidiary may declare and pay dividends if and to the extent that the restriction contained in this Section 6.06 on such declaration or payment would violate applicable law or any regulation, rule, order, approval, license or other restriction issued or imposed by any Governmental Authority, provided that any such declaration and payment is pro rata to the shareholders, partners or other equity holders, as the case may be, of such Specified Entity.

          (b) Permit any of its subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such subsidiary to (i) pay any dividends or make any other distributions on its capital stock or any other interest or
(ii) make or repay any loans or advances to the Parent Borrower or the parent of such subsidiary (dividends, distributions and other payments described in subclauses (i) and (ii) are collectively referred to herein as "Upstream Payments"), other than encumbrances and restrictions:

          (A) pursuant to the Loan Documents;

          (B) existing under, or by reason of, applicable law or any regulation, rule, order, approval, license or other restriction issued by any Governmental Authority;

          (C) contained in any debt instrument governing (x) Indebtedness of a Subsidiary that becomes a Borrower or (y) Indebtedness of a Guarantor acquired or assumed pursuant to a Permitted Acquisition if such Indebtedness was permitted by Section 6.01(d) or constitutes a refinancing thereof permitted by Section 6.01(n), provided that (x) such instrument was in existence at the time of such acquisition and was not created in contemplation of or in connection with the applicable Permitted Acquisition, (y) a Financial Officer of the Parent Borrower reasonably believes at the time such Indebtedness is acquired that the terms of such instrument will not encumber or restrict the ability of such acquired Subsidiary to make an Upstream Payment, except upon a default or an event of default under such Indebtedness and (z) such instrument contains no express encumbrances, or restrictions on the ability of such acquired Subsidiary to make an Upstream Payment, except upon a default or an event of default under such Indebtedness;

          (D) existing on the date hereof and set forth on Schedule 6.06(b);

          (E) contained in sale and leaseback agreements permitted by
     Section 6.03 and any debt instrument governing any Indebtedness permitted by Section 6.01(f);

          (F) that are Permitted Restrictions in the case of a Controlled Venture; and

          (G) with respect to cash or other deposits or minimum net worth or similar requirements that are customary in the industry and imposed by customers under contractual arrangements entered into in the ordinary course of business.

          SECTION 6.07. TRANSACTIONS WITH AFFILIATES. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that any Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions substantially not less favorable to such Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, provided that the foregoing restriction shall not apply to any Permitted Non-Guarantor Transaction.

          SECTION 6.08. OTHER INDEBTEDNESS AND AGREEMENTS. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement governing any Indebtedness or preferred stock of any Borrower or any Subsidiary, or modify its charter or by-laws, in each case to the extent that any such waiver, supplement, modification, amendment, termination or release would be adverse to the Lenders in any material respect.

          (b) Permit any waiver, supplement, modification, amendment, termination or release (i) prior to any Permitted CBHS Sale, of the Operating Agreement, the Franchise Agreement or the Lease and (ii) of any Transaction Document to which it is a party after the Closing Date, in each case to the extent that any such waiver, supplement, modification, amendment, termination or release would be adverse to the interest of the Lenders in any material respect, without the consent of the Required Lenders.

          (c) Make any distribution, whether in cash, property, securities or a combination thereof, other than scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any subordinated Indebtedness for borrowed money of any Loan Party or any Subsidiary, except for (i) the refinancing of Indebtedness in connection with the consummation of the Transactions, (ii) the refinancings of Indebtedness permitted by Section 6.01,
(iii) Indebtedness permitted pursuant to Section 6.01(h) and (iv) Permitted Debt Repurchases.

          SECTION 6.09. BUSINESS OF THE BORROWERS AND SUBSIDIARIES. Engage at any time in any business or business activity that is not a health care business or activity and business activities reasonably related (ancillary or complementary) to such business or business activity.

          SECTION 6.10. INTEREST EXPENSE COVERAGE RATIO. Permit the Interest Expense Coverage Ratio as of the end of any fiscal quarter during any period set forth below, commencing with the fiscal quarter ending on June 30, 1998, to be less than the ratio set forth below opposite such period:

                                                Ratio             Ratio
                                              (Prior to        (Following
                                              Permitted         Permitted
Fiscal Quarter Ending Dates                   CBHS Sale)        CBHS Sale)
---------------------------                   ----------       -----------

June 30, 1998, through March 31, 1999          1.70:1.00        1.70:1.00
June 30, 1999, through March 31, 2000          2.25:1.00        2.25:1.00
June 30, 2000, through March 31, 2001          2.50:1.00        2.50:1.00
June 30, 2001, through March 31, 2002          2.75:1.00        2.75:1.00
June 30, 2002, and thereafter                  3.00:1.00        3.00:1.00


          SECTION 6.11. LEVERAGE RATIO. Permit the Leverage Ratio as of the end of any fiscal quarter during any period set forth below, commencing with the fiscal quarter ending on June 30, 1998, to exceed the ratio set forth below opposite such period:

                                                Ratio             Ratio
                                              (Prior to        (Following
                                              Permitted         Permitted
Fiscal Quarter Ending Dates                   CBHS Sale)        CBHS Sale)
---------------------------                   ----------       -----------

June 30, 1998                                  6.25:1.00        6.40:1.00
September 30, 1998, through March 31, 1999     6.00:1.00        6.15:1.00
June 30, 1999, through March 31, 2000          4.75:1.00        4.75:1.00
June 30, 2000, through March 31, 2001          4.25:1.00        4.25:1.00
June 30, 2001, through March 31, 2002          3.75:1.00        3.75:1.00
June 30, 2002, and thereafter                  3.50:1.00        3.50:1.00


          SECTION 6.12. SENIOR DEBT RATIO. Permit the Senior Debt Ratio as of the end of any fiscal quarter during any period set forth below, commencing with the fiscal quarter ending on June 30, 1998, to exceed the ratio set forth below opposite such period:

                                                Ratio             Ratio
                                              (Prior to        (Following
                                              Permitted         Permitted
Fiscal Quarter Ending Dates                   CBHS Sale)        CBHS Sale)
---------------------------                   ----------       -----------

June 30, 1998, through March 31, 1999          4.25:1.00        4.25:1.00
June 30, 1999, through March 31, 2000          3.25:1.00        3.25:1.00
June 30, 2000, through March 31, 2001          2.75 1.00        2.75:1.00
June 30, 2001, through March 31, 2002          2.50:1.00        2.50:1.00
June 30, 2002, and thereafter                  2.00:1.00        2.00:1.00


                                                                             90
          SECTION 6.13. MAINTENANCE OF CONSOLIDATED EBITDA. Permit the Consolidated EBITDA for the Parent Borrower for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter, commencing with the fiscal quarter ending on June 30, 1998, to be less than the amount set forth below opposite such period.

                                                Ratio             Ratio
                                              (Prior to        (Following
                                              Permitted         Permitted
Fiscal Quarter Ending Dates                   CBHS Sale)        CBHS Sale)
---------------------------                   ----------       -----------

June 30, 1998, through March 31, 1999        $160,000,000      $100,000,000
June 30, 1999, through March 31, 2000        $225,000,000      $165,000,000
June 30, 2000, through March 31, 2001        $250,000,000      $190,000,000
June 30, 2001, through March 31, 2002        $275,000,000      $215,000,000
June 30, 2002, and thereafter                $300,000,000      $240,000,000


          SECTION 6.14. MAINTENANCE OF CONSOLIDATED NET WORTH. Permit Consolidated Net Worth as of the end of any fiscal quarter ending after the Closing Date, commencing with the fiscal quarter ending on June 30, 1998, to be less than the sum of (i) 75% of Consolidated Net Worth as at March 31, 1998,
(ii) 50% of Consolidated Net Income, if positive, computed for the period (treated as one accounting period) commencing April 1, 1998, and ending as of the last day of the fiscal quarter for which Consolidated Net Worth is being determined and (iii) 100% of the Net Cash Proceeds of any Equity Issuance received after the Closing Date, provided that, in the event of any Permitted CBHS Sale after March 31, 1998, the determination of such minimum Consolidated Net Worth shall be reduced by $40,000,000.

          SECTION 6.15. FISCAL YEAR. Change the end of its fiscal year from September 30 to any other date.

          SECTION 6.16. CAPITAL EXPENDITURES. Make or permit to be made Capital Expenditures in any fiscal year ending after the Closing Date in an aggregate amount in excess of (a) $75,000,000 PLUS (b) with respect to any fiscal year ending after September 30, 1998, to the extent that the aggregate amount of Capital Expenditures made in the immediately preceding fiscal year were less than $75,000,000, an amount equal to the lesser of (i) the difference between $75,000,000 and such aggregate amount actually made and
(ii) $10,000,000.

                                     ARTICLE VII

                                  Events of Default

          In case of the happening of any of the following events ("Events of Default"):

          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (c) default shall be made in the payment of any Fee, any L/C Disbursement that is not satisfied by a deemed Loan pursuant to the second sentence of Section 2.02(f) or interest on any Loan or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

          (d) default shall be made in the due observance or performance by any Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05, 5.08 or 5.12 or in Article VI;

          (e) default shall be made in the due observance or performance by any Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent or any Lender to the Borrowers;

          (f) any Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than any Indebtedness evidenced by any Loan Document) in a principal amount in excess of $10,000,000, when and as the same shall become due and payable (subject to any grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity;

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
     (i) relief in respect of any Borrower or any Subsidiary, or of a substantial part of the property or assets of any Borrower or a

     Subsidiary,
     under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or for a substantial part of the property or assets of any Borrower or a Subsidiary or (iii) the winding-up or liquidation of any Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) any Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law,
     (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or for a substantial part of the property or assets of any Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding relating to the above, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Borrower or any Subsidiary to enforce any such judgment;

          (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect;

          (k) prior to any Permitted CBHS Sale, the Lease shall cease to be in full force and effect in accordance with the respective terms thereof;

          (l) prior to any Permitted CBHS Sale, there shall have occurred and be continuing a Material Franchise Non-Payment Event;

          (m) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement;

          (n) any Loan Document or, prior to any Permitted CBHS Sale, the Franchise Agreement shall not be for any reason, or shall be asserted by any Loan Party not to be, in full force and effect and enforceable in accordance with its terms; or

          (o) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to any Borrower or any Subsidiary described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:
(i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to any Borrower or any Subsidiary described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. If any Event of Default has occurred and is continuing, the Collateral Agent may exercise rights and remedies as provided in the Collateral Assignment.


                                     ARTICLE VIII

                                      The Agents

          In order to expedite the transactions contemplated by this Agreement, The Chase Manhattan Bank is hereby appointed to act as Administrative Agent and Collateral Agent, in each case on behalf of the Lenders and the Issuing Banks. Each of the Lenders and each assignee of any such Lender and each Issuing Bank, hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or Issuing Bank and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or the applicable Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; (c) pursuant to Section 5.13, request the Parent Borrower to exercise all remedies under the

Franchise Agreement (including Governance Remedies); and (d) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. The Borrowers agree that the Administrative Agent may designate prior to the Closing Date any other Lender with the title co-agent and that any such co-agent shall not be obligated to perform any duties in such capacity as a co-agent.

          Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrowers or any other Loan Party on account of the failure of or delay in performance or breach by any Lender or any Issuing Bank of any of its obligations hereunder or to any Lender or any Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrowers or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each of the Agents may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Lenders hereby acknowledge that none of the Agents shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

          Subject to the appointment and acceptance of a successor Agent as provided below, any of the Agents may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders, with the consent of the Parent Borrower (which consent shall not be unreasonably withheld), shall have the right to appoint a successor, provided the consent of the Parent Borrower shall not be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, with the consent of the Parent Borrower (which consent shall not be unreasonably withheld), which shall be a bank that is a Lender and has a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank, provided the consent of the Parent Borrower shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

          With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not an Agent.

          Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its aggregate Commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrowers or any other Loan Party and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrowers or any other Loan Party, provided that no Lender shall be liable to an Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

          Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

          Neither the Syndication Agent nor the Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.


                                      ARTICLE IX

                                    Miscellaneous

          SECTION 9.01. NOTICES. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to any Borrower, to it in care of the Parent Borrower at 3414 Peachtree Road, NE, Suite 1400, Atlanta, GA 30326, Attention of Treasurer (Telecopy No. (404) 814-5823);

          (b) if to the Administrative Agent or the Collateral Agent, to Chase Manhattan Bank Agency Services Corporation, One Chase Manhattan Plaza,
     8th Floor, New York, New York 10081, Attention of Sandra Miklave (Telecopy No. (212) 552-7500), with a copy to The Chase Manhattan Bank, at 270 Park Avenue, New York, New York 10017, Attention of Dawn Lee Lum (Telecopy
     No. (212) 270-3279); and

          (c) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 (a) or (b) or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 9.01.

          SECTION 9.02. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16,
2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

          SECTION 9.03. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrowers, the Administrative Agent, the Syndication Agent and the Documentation Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          SECTION 9.04. SUCCESSORS AND ASSIGNS. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender or an Approved Fund, (x) the Parent Borrower (unless an Event of Default shall have occurred and is continuing) and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Banks) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld) and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consent (or, if less and no such consent shall be granted, the entire remaining amount of such Lender's Commitment), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. For purposes of this Section 9.04, an "Approved Fund" shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans which is managed or advised by the same investment advisor as such Lender or by an affiliate of such investment advisor. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, unless otherwise agreed by the Administrative Agent, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16,
2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment and its Term Loan Commitment, and the outstanding balance of its Revolving Loans and Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Parent Borrower, the Issuing Banks and the Administrative Agent to such assignment, the Administrative Agent shall

(i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuing Banks. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

          (f) Each Lender may without the consent of the Borrowers, the Issuing Banks or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders and (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments or releasing from any Lien granted under any Security Document all or any substantial part of the Collateral (except with respect to sales or transfers of, and other transactions relating to, Collateral permitted pursuant to any Loan Document)).

          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers, provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to
Section 9.16.

          (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
In order to facilitate such an assignment, the Borrowers shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrowers by the assigning Lender hereunder.

          (i) The Borrowers shall not assign or delegate any of their respective rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Banks and each Lender, and any attempted assignment without such consent shall be null and void.

          SECTION 9.05. EXPENSES; INDEMNITY. (a) The Borrowers agree to pay all reasonable out-of-pocket expenses (including expenses incurred in connection with due diligence) incurred by the Administrative Agent, the Collateral Agent and the Issuing Banks in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, an Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, an Issuing Bank or any Lender.

          (b) The Borrowers agree, jointly and severally, to indemnify the Agents, each co-agent, each Lender and each Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrowers or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrowers or the Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

          SECTION 9.06. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Issuing Bank to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender and Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have.

          SECTION 9.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

          SECTION 9.08. WAIVERS; AMENDMENT. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any other Loan Document (excluding Letters of Credit) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or, in the case of any other such Loan Document, the parties thereto with the prior written consent of the Required Lenders); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of the Commitment Fees of any Lender without the prior written consent of such Lender,
(iii) amend or modify the provisions
of Section 2.17 or 9.04(i), the provisions of this Section, the definition of the term "Required Lenders" or release any Guarantor from its obligations under the Guarantee Agreement (other than in accordance with the Guarantee Agreement) or release from any Lien granted under any Security Document all or any substantial part of the Collateral (except with respect to sales or transfers of, and other transactions relating to, Collateral permitted pursuant to the Security Documents), without the prior consent of each Lender, (iv) change (A) the allocation or timing of any prepayment to be allocated among the Term Loans and Revolving Loans pursuant to Sections 2.11 and 2.13 or (B) the application of any prepayment or repayment of Term Loans pursuant to Sections 2.11(b) or 2.13(e), in each case without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, (v) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (vi) amend Sections 2.11(d) or 2.13(j) without the prior written consent of Lenders holding
Tranche B Term Loans representing more than 50% of the aggregate outstanding principal amount of the Tranche B Term Loans and Lenders holding Tranche C
Term Loans representing more than 50% of the aggregate outstanding principal amount of the Tranche C Term Loans and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank, as the case may be.

          SECTION 9.09. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 9.10. ENTIRE AGREEMENT. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO SUCH PARTY, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

          SECTION 9.12. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 9.13. COUNTERPARTS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in
Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

          SECTION 9.14. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 9.15. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or its properties in the courts of any jurisdiction.

          (b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.16. CONFIDENTIALITY. The Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, auditors, affiliates and representatives as need to know such Information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (b) to the extent requested by any regulatory authority (including the NAIC), (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents or (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.16 or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or the Collateral Agent on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, the term "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender based on any of the foregoing) that (i) are received from the Borrowers and related to the Borrowers, any shareholder of any of the Borrowers or any employee, customer or supplier of the Borrowers, other than any of the foregoing that were available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by the Borrowers, and (ii) are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. The provisions of this Section 9.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

          SECTION 9.17. OBLIGATIONS JOINT AND SEVERAL. (a) Each Borrower agrees that it shall, jointly with the other Borrowers and severally, be liable for all the Obligations. Each Borrower further agrees that the Obligations of the other Borrowers may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its agreement hereunder notwithstanding any extension or renewal of any Obligation of the other Borrowers.

          (b) Each Borrower waives presentment to, demand of payment from and protest to the other Borrowers of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The Obligations of a Borrower hereunder shall not be affected by (i) the failure of any Lender or Issuing Bank or the Administrative Agent or Collateral Agent to assert any claim or demand or to enforce any right or remedy against the other Borrowers under the provisions of this Agreement or any of the other Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement; or (iii) the failure of any Lender or Issuing Bank to exercise any right or remedy against any other Borrower.

          (c) Each Borrower further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender or Issuing Bank to any balance of any deposit account or credit on the books of any Lender or Issuing Bank in favor of any other Borrower or any other person.

          (d) The Obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations of the other Borrowers or otherwise. Without limiting the generality of the foregoing, the Obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Collateral Agent or any Lender or Issuing Bank to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of the other Borrowers, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity.

          (e) Each Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation of the other Borrowers is rescinded or must otherwise be restored by the Administrative Agent, the Collateral Agent or any Lender or Issuing Bank upon the bankruptcy or reorganization of any of the other Borrowers or otherwise.

          (f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Collateral Agent or any Lender or Issuing Bank may have at law or in equity against any Borrower by virtue hereof, upon the failure of a Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each other Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligations, and thereupon each Lender shall, in a reasonable manner, assign the amount of the Obligations of the other Borrowers owed to it and paid by such Borrower pursuant to this guarantee to such Borrower, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by such Borrower, or make such disposition thereof as such Borrower shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).

          (g) Upon payment by a Borrower of any sums as provided above, all rights of such Borrower against another Borrower, as the case may be, arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations to the Lenders and Issuing Banks.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


MAGELLAN HEALTH SERVICES, INC.,

     by /s/ James R. Bedenbaugh

          Name:  James R. Bedenbaugh
          Title: Senior Vice President and Treasurer

CHARTER BEHAVIORAL HEALTH SYSTEM OF NEW MEXICO, INC.,

     by /s/ Charlotte Sanford

          Name:  Charlotte Sanford
          Title: Treasurer


MERIT BEHAVIORAL CARE CORPORATION,

     by /s/ Charlotte Sanford

          Name:  Charlotte Sanford
          Title: Treasurer


THE CHASE MANHATTAN BANK, individually and as Administrative Agent, Collateral Agent and an Issuing Bank,

     by /s/ Laurie B. Perper

          Name:  Laurie B. Perper
          Title: Vice President


FIRST UNION NATIONAL BANK, individually and as Syndication Agent and an Issuing Bank,

     by /s/ Joseph H. Powell

          Name:  Joseph H. Powell
          Title: Senior Vice President


CREDIT LYONNAIS NEW YORK BRANCH, individually and as Documentation Agent and an Issuing Bank,

     by /s/ John Oberle

          Name:  John Oberle
          Title: Vice President

                               AMSOUTH BANK,

                               by /s/ Keith L. Law
                                  --------------------------------------
                                  Name:  Keith S. Law
                                  Title: Vice President


                               ARES LEVERAGED INVESTMENT FUND L.P.,

                               by /s/ Jeff Moore
                                  --------------------------------------
                                  Name:  Jeff Moore
                                  Title: Principal


                               THE BANK OF NEW YORK,

                               by /s/ Ronald Reedy
                                  --------------------------------------
                                  Name:  Ronald Reedy
                                  Title: Vice President


                               THE BANK OF NOVA SCOTIA,

                               by /s/ W.J. Brown
                                  --------------------------------------
                                  Name:  W.J. Brown
                                  Title: Vice President


                               BANK POLSKA KASA OPIEKI S.A.
                               PEKAO S.A. GROUP, NEW YORK BRANCH,

                               by /s/ Harvey Winter
                                  --------------------------------------
                                  Name:  Harvey Winter
                                  Title: Vice President


                               THE BANK OF TOKYO-MITSUBISHI TRUST COMPANY,

                               by /s/ Douglas Weir
                                  --------------------------------------
                                  Name:  Douglas Weir
                                  Title: Vice President


                               CREDIT AGRICOLE INDOSUEZ,

                               by /s/ Francoise Berthelot
                                  --------------------------------------
                                  Name:  Francoise Berthelot
                                  Title: Vice President


                               by /s/ Kenneth Kencel
                                  --------------------------------------
                                  Name:  Kenneth Kencel
                                  Title: Managing Director

                               CYPRESSTREE INVESTMENT MANAGEMENT
                               COMPANY, INC.

                               AS: ATTORNEY-IN-FACT AND ON BEHALF OF FIRST
                               ALLAMERICA FINANCIAL LIFE INSURANCE COMPANY
                               AS PORTFOLIO MANAGER,

                               by /s/ Joseph A. Germain
                                  --------------------------------------
                                  Name:  Joseph A. Germain
                                  Title: Associate


                               DEBT STRATEGIES FUND, INC.,

                               by /s/ Lynn C. Baranski
                                  --------------------------------------
                                  Name:  Lynn C. Baranski
                                  Title: Authorized Signatory


                               DEEPROCK & COMPANY,
                               BY: EATON VANCE INVESTMENT
                               MANAGEMENT, INC.,
                               AS INVESTMENT ADVISOR,

                               by /s/ Scott H. Page
                                  --------------------------------------
                                  Name:  Scott H. Page
                                  Title: Vice President


                               DELANO COMPANY
                               BY PACIFIC INVESTMENT MANAGEMENT
                               COMPANY AS ITS INVESTMENT ADVISOR,

                               by /s/ Raymond Kennedy
                                  --------------------------------------
                                  Name:  Raymond Kennedy
                                  Title: Vice President


                               FIRST AMERICAN NATIONAL BANK,

                               by /s/ Sandy Hamrick
                                  --------------------------------------
                                  Name:  Sandy Hamrick
                                  Title: Authorized Signatory


                               GENERAL ELECTRIC CAPITAL CORPORATION,

                               by /s/ Holly Kaczmarczk
                                  --------------------------------------
                                  Name:  Holly Kaczmarczk
                                  Title: Duly Authorized
                                         Signatory


                               KZH-CRESCENT-2 CORPORATION,

                               by /s/ Virginia Conway
                                  --------------------------------------
                                  Name:  Virginia Conway
                                  Title: Authorized Agent


                               KZH HOLDING CORPORATION III,

                               by /s/ Virginia Conway
                                  --------------------------------------
                                  Name:  Virginia Conway
                                  Title: Authorized Agent

                               KZH-ING-2 CORPORATION,

                               by /s/ Virginia Conway
                                  --------------------------------------
                                  Name:  Virginia Conway
                                  Title: Authorized Agent


                               THE LONG TERM CREDIT BANK OF JAPAN,
                               LIMITED,

                               by /s/ Philip A. Marsden
                                  --------------------------------------
                                  Name:  Philip Marsden
                                  Title: Senior Vice President


                               MASSACHUSETTS MUTUAL LIFE INSURANCE
                               COMPANY,

                               by /s/ Roger W. Crandall
                                  --------------------------------------
                                  Name:  Roger W. Crandall
                                  Title: Managing Director


                               MASSMUTUAL CORPORATE VALUE PARTNERS
                               LIMITED,

                               By: MASSACHUSETTS MUTUAL LIFE
                                   INSURANCE COMPANY,
                                   AS INVESTMENT MANAGER

                               by /s/ Roger W. Crandall
                                  --------------------------------------
                                  Name:  Roger W. Crandall
                                  Title: Managing Director


                               MASSMUTUAL/DARBY CBO LLC,

                               BY: MASSMUTUAL/DARBY CBO IM INC.
                                   AS INVESTMENT MANAGER

                               by /s/ Roger W. Crandall
                                  --------------------------------------
                                  Name:  Roger W. Crandall
                                  Title: Managing Director


                               MERRILL LYNCH SENIOR FLOATING RATE
                               FUND, INC.,

                               by /s/ Lynn C. Baranski
                                  --------------------------------------
                                  Name:  Lynn C. Baranski
                                  Title: Authorized Signatory


                               PARIBAS CAPITAL FUNDING LLC,

                               by /s/ Jeff Yale
                                  --------------------------------------
                                  Name:  Jeff Yale
                                  Title: Director

                               PILGRIM AMERICA PRIME RATE TRUST,

                               by /s/ Daniel Norman
                                  --------------------------------------
                                  Name:  Daniel Norman
                                  Title: Senior Vice President


                               PRIME INCOME TRUST,

                               by /s/ Rafael Scolari
                                  --------------------------------------
                                  Name:  Rafael Scolari
                                  Title: S.V.P. Portfolio
                                         Manager


                               SUMMIT BANK,

                               by /s/ Bruce Gray
                                  --------------------------------------
                                  Name:  Bruce Gray
                                  Title: Vice President


                               VAN KAMPEN AMERICAN CAPITAL PRIME RATE
                               INCOME TRUST

                               by /s/ Jeffrey W. Maillet
                                  --------------------------------------
                                  Name:  Jeffrey W. Maillet
                                  Title: Sr. Vice President